AMENDED AND RESTATED SHARE PURCHASE AGREEMENT

BY AND BETWEEN

TIANJIN ENTERNET NETWORK TECHNOLOGY LIMITED

AND

YOU ON DEMAND HOLDINGS, INC.

DATED AS OF DECEMBER 21, 2015

AMENDED AND RESTATED SHARE PURCHASE AGREEMENT

THIS AMENDED AND RESTATED SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of December 21, 2015, is entered into by and between TIANJIN ENTERNET NETWORK TECHNOLOGY LIMITED, a P.R.C. company (“Seller”), and YOU ON DEMAND HOLDINGS, INC., a Nevada corporation (“Buyer,” and together with Seller, each a “Party” and, collectively, the “Parties”).

WHEREAS, the Parties entered into that certain Share Purchase Agreement, dated as of November 23, 2015 (the “Original Agreement”);

WHEREAS, Buyer is a party to that certain Securities Purchase Agreement, dated as of November 23, 2015 (as amended from time to time, the “Securities Purchase Agreement”), by and between Beijing Sun Seven Stars Culture Development Limited, a P.R.C. company (“Sun Seven Stars”), and Buyer;

WHEREAS, pursuant to the Securities Purchase Agreement, Buyer agreed to enter into the Original Agreement;

WHEREAS, pursuant to the Original Agreement, Seller agreed to sell to Buyer, and Buyer agreed to purchase from Seller, the Shares (as defined below), which constitute one hundred percent (100%) of the capital stock of a to-be-formed P.R.C. company that will be named Tianjin Sevenstarsflix Network Technology Limited (the “Company”); and

WHEREAS, following discussions between the Parties, Seller and Buyer have determined to fully amend and restate the Original Agreement to adjust the payment mechanics related to the Earn-Out Shares (as defined below), and certain other related provisions of the Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and incorporating the above Recitals with and into this Agreement, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1      Definitions. As used in this Agreement, the following terms have the following meanings:

“Affiliate” of a specified Person means any other Person, which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock, by contract, or otherwise.

“Agreement” has the meaning provided in the Preamble.

“Alternative Transaction” has the meaning provided in Section 6.2.

“Anti-Corruption Law” means (i) any Law in any country that is related to combating bribery and corruption and (ii) the United States federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), the federal False Claims Act (42 U.S.C. §1320a-7b(a)), and any comparable Law of any state or local jurisdiction.

“Applicable Stock Price” means the average closing price of a share of Buyer Stock as reported on NASDAQ for the period of twenty (20) consecutive trading days ending on (and including) the second trading day prior to the Claim Determination Date.

“Business” means the contemplated business objectives of the Company set forth in Exhibit A attached hereto, as well as any other business performed, conducted or proposed to be conducted as of Closing by the Company.

“Business Day” means any day other than: (a) a Saturday or Sunday; or (b) a day on which banks are required or authorized by Law to close in New York, New York.

“Business Net Income” means net income of the Business as performed, conducted or proposed to be conducted as of such time of earning or calculating net income, as recognized in accordance with P.R.C. GAAP as consistently applied by the Company, excluding revenue related to customer-reimbursed expenses.

“Buyer” has the meaning provided in the Preamble.

“Buyer Stock” means a share Buyer’s common stock, $0.001 par value.

“Bylaws” means the bylaws or rules of self-governance (or other similar document) and all amendments thereto adopted by the specified Person, in each case as in full force and effect from time to time.

“Cap” has the meaning provided in Section 8.2(c).

“Charter” means the articles or certificate of incorporation, articles of association (or other documents of formation) and all amendments thereto adopted by the specified Person, in each case as in full force and effect from time to time.

“Claim” means suit, action, investigation, allegation, proceeding, inquiry or other claim or legal or administrative proceeding.

“Claim Determination Date” has the meaning provided in Section 8.5.

“Closing” has the meaning provided in Section 3.1.

“Closing Date” has the meaning provided in Section 3.1.

“Closing Payment” has the meaning provided in Section 2.2(a).

“Code” means the United States federal Internal Revenue Code of 1986, as amended.

“Company” has the meaning provided in the Recitals.

“Company Assets” has the meaning provided in Section 4.7(j).

“Company Benefit Plan” means (a) any employment, change in control, retention, severance or similar contract or arrangement (whether or not written) or any plan, policy, practice, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, fringe benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker’s compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits), whether written or oral, that is maintained, administered, sponsored or contributed to, by, or required to be contributed by the Company, or with respect to which the Company could otherwise have any liability or obligation, whether direct or indirect, absolute or contingent; and (b) any defined benefit pension plan in respect of which the Company could incur liability whether direct or indirect, absolute or contingent.

“Company Contract” has the meaning provided in Section 4.7(i).

“Company Contractor” has the meaning provided in Section 4.7(f).

“Company Debt” means all of the following, whether issued to, extended to, applicable to, incurred by, or a contractual obligation of, the Company: (a) all obligations for borrowed money or in respect of banker’s acceptances or letters of credit issued or created for the account or benefit of the Company (for clarity, excluding unfunded letters of credit), whether secured or unsecured, whether or not represented by bonds, debentures, notes or other securities, and whether owing to banks, financial institutions or otherwise; (b) all indebtedness of the Company created or arising under any conditional sale or other title retention Contract with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such Contract in the event of default are limited to repossession or sale of such property); (c) all indebtedness of the Company secured by a purchase money mortgage or other lien to secure all or part of the purchase price of the property subject to such mortgage or lien; (d) all obligations under Leases which shall have been or must be, in accordance with P.R.C. GAAP, recorded as capital Leases in respect of which any member of the Company Group is liable as lessee; (e) all obligations under interest rate protection agreements (valued on a market quotation basis); (f) all obligations secured by a perfected lien or non-appealable judgment; (g) all indebtedness or obligations of the types referred to herein of a third Person secured by any Claim on any assets of any member of the Company Group, even though such member of the Company Group has not assumed or otherwise become liable for the payment thereof; (h) any Guaranty of a third Person in connection with any of the foregoing, even though such member of the Company Group has not assumed or otherwise become liable for the payment thereof; (i) all indebtedness to equity or other security holders, including Sellers, payment obligations with respect to stock appreciation rights, phantom stock obligations and similar obligations; (j) indebtedness within the Company Group or any of its Affiliates; and (k) any interest, fees and other expenses owed related to any of the foregoing, including prepayment premiums or penalties, consent fees, or other amounts with respect to such indebtedness becoming due as a result of the Transactions; but excluding Company Transaction Costs.

“Company Employee” has the meaning provided in Section 4.7(e)(i).

“Company Transaction Costs” means all of the unpaid fees, expenses and other similar amounts for the provision of services prior to the Closing that have been or are expected to be incurred on behalf of the Company on or prior to the Closing Date in connection with or arising from the Transactions, and any fees of Seller’s counsel, brokers or finders, accountants, investment bankers and other professional advisors and any fees paid or payable to any Governmental Authority or other Person by or on behalf of Seller or the Company, or any obligations for which Buyer could become liable in any manner resulting from the consummation of the Transactions (other than obligations solely incurred by Buyer in connection with the Transactions).

“Contracts” means understandings, agreements, commitments, obligations, arrangements, indentures, undertakings, deeds, mortgages, options, loans, Leases or licenses, written or oral.

“Direct Claim” has the meaning provided in Section 8.4.

“Disclosure Schedules” has the meaning provided in the introductory paragraph to Article IV.

“Due Date” means the applicable date that a Person is required to file a Tax Return, taking into account all applicable extensions.

“Earn-Out Calculations” has the meaning provided in Section 2.3(b)(i).

“Earn-Out Calculation Delivery Date” has the meaning provided in Section 2.3(b)(i).

“Earn-Out Calculation Objection Notice” has the meaning provided in Section 2.3(b)(ii).

“Earn-Out Calculation Statement” has the meaning provided in Section 2.3(b)(i).

“Earn-Out Disputed Items” has the meaning provided in Section 2.3(b)(iii).

“Earn-Out Homes/Users Passed Threshold” means: for the Earn-Out Year ending December 31, 2016, 50,000,000 Homes/Users Passed; for the Earn-Out Year ending December 31, 2017, 100,000,000 Homes/Users Passed; and for the Earn-Out Year ending December 31, 2018, 150,000,000 Homes/Users Passed.

“Earn-Out Net Income Threshold” means: for the Earn-Out Year ending December 31, 2016, $4,000,000; for the Earn-Out Year ending December 31, 2017, $6,000,000; and for the Earn-Out Year ending December 31, 2018, $8,000,000.

“Earn-Out Shares” has the meaning provided in Section 2.2(b).

“Earn-Out Share Award” means 5,000,000 shares of Buyer Stock.

“Earn-Out Year” means each of the fiscal years of the Company ending on December 31, 2016, 2017, and 2018.

“Enforceability Exceptions” has the meaning provided in Section 4.2.

 “Formation Documents” has the meaning provided in Section 4.7(a)(i).

“Fundamental Representations” means the representations and warranties contained in Section 4.1, Section 4.2, Section 4.5, Section 4.6, Sections 4.7(a), (b), (c) and (n), Section 5.1, Section 5.2 and Section 5.5.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis, as historically applied by a Person; in no event shall any change to GAAP occurring after the date of this Agreement have any application to this Agreement or to any calculations made (or to be made) under this Agreement.

“Governmental Authority” or “Governmental Authorities” means any federal, state, provincial, county, municipal, regional or local government, foreign or domestic, or any political subdivision thereof, and any entity, department, commission, bureau, agency, authority, board, court or other similar body or quasi-governmental body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or other political subdivision thereof.

“Government Official” shall mean any: (i) officer, employee or other Person acting for or on behalf of any Governmental Authority or public international organization; or (ii) holder of or candidate for public office, political party or official thereof or member of a royal family or (iii) any other Person acting for or on behalf of the foregoing.

“Guaranty” collectively means: (a) any guaranty of the payment or performance of any indebtedness or other obligation of any obligor; (b) any other arrangement whereby credit is extended to one obligor on the basis of any promise or undertaking of another Person, whether that promise or undertaking is expressed in terms of an obligation to pay the indebtedness of such obligor, or to purchase any obligation owed by such obligor, or to purchase or lease assets under circumstances that would enable such obligor to discharge one or more of its obligations, or to maintain the capital, working capital, solvency or general financial condition of such obligor, whether or not such arrangement is disclosed in the balance sheet of such other Person or is referred to in a footnote thereto; and (c) any other arrangement whereby the performance of another Person is assumed.

“Homes/Users Passed” means, for any period of measurement, the number of homes and/or users who have access through service providers to content provided by the Company, as determined and calculated pursuant to and as set forth in Schedule 1 attached hereto.

“ICDR” has the meaning provided in Section 10.1.

“Indemnitees” has the meaning provided in Section 8.1.

“Intellectual Property” means: (a) Marks and rights thereto including, without limitation, registered Marks, applications for Marks and common law Marks; (b) patents, patent applications, patent disclosures and inventions, including continuations, divisional, continuations-in-part, renewals and reissues for any of the foregoing; (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for the registration thereof; (d) mask works and registrations and applications for registration thereof; (e) inventions, discoveries, processes, trade secrets, know how, methods, designs, drawings specifications, formulations, testing and standard operating procedures, maintenance and servicing manuals, quality control manuals and procedures and other intellectual property rights and intangible property, whether or not patentable, and technology, engineering, drawings, art work, reports, design information and practices, flow charts, diagrams, manuals, descriptive texts and programs, underlying tapes, documentation, and business information maintained in electronic format (the know-how) relating to the foregoing items; (f) computer software, data, data bases and documentation thereof; (g) all rights related to the Intellectual Property described in clauses (a) through (f) of this definition; and (h) all other intellectual and industrial property rights of any sort throughout the world, including all applications, registrations, issuances and the like with respect thereto.

“Internal Revenue Service” or “IRS” means the United States Internal Revenue Service.

“Law” or “Laws” means, at the applicable time, each provision of any then currently existing federal, state, regional, provincial, local or foreign laws, including any statute, standard, ordinance, act, code, order, rule, regulation, constitutional provision, decree, promulgation or common law of any Governmental Authority, and each term of any order, judgment, award or decree then currently existing of any court, arbitrator or tribunal of any Governmental Authority.

“Liens” means any and all liens, charges, mortgages, pledges, easements, encumbrances, security interests, matrimonial or community interests, tenancy by the entirety Claims, adverse Claims, or any other title defects or restrictions of any kind.

“Loss” or “Losses” has the meaning provided in Section 8.1.

“Mark” means any trademark, service mark, trade dress, trade name, internet website domain name, logo and registered, assumed or fictitious names and all applications and registrations therefor.

“Material Adverse Effect” means any event, change, circumstance or effect that is materially adverse to the business, financial condition, assets, operations, liabilities, results of operations, or prospects of the Company with respect to the Business, excluding, however, any event, change, circumstance or effect resulting or arising solely from: (a) changes in business or economic conditions affecting the P.R.C. or global economy or capital or financial markets generally or changes in conditions in the industries in which the Company operates; (b) national or international political or social conditions, including the engagement by the P.R.C. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the P.R.C., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the P.R.C.; or (c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (d) changes in accounting requirements or Law, or in each case, in the interpretation thereof, after the date hereof (provided that such changes set out on clauses (a) through (d) above do not affect the Company in a materially disproportionate manner).

“NASDAQ” means The Nasdaq Stock Market Inc.’s National Market System.

“NDA” has the meaning provided in Section 11.15.

“Neutral Arbitrator” has the meaning provided in Section 2.3(b)(iii) .

“Party” or “Parties” have the meanings provided in the Preamble.

“Permit” or “Permits” has the meaning provided in Section 4.7(l)(ii).

“Permitted Lien” means (i) statutory Liens for current Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which appropriate reserves have been reflected in the Company’s financial statements in accordance with P.R.C. GAAP; (ii) mechanics, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business; or (iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property.

“Person” means an individual, partnership, limited partnership, limited liability partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, and any Governmental Authority or other legal entity or organization of any kind.

“Post-Closing Period” means any taxable period beginning after the Closing Date.

“Post-Closing Taxes” means (i) any and all Taxes imposed on any member of the Company Group for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date (determined in accordance with Section 7.6(b)); and (ii) all Excluded Taxes; provided, however, that Post-Closing Taxes shall not include any Taxes for which Sellers are liable under this Agreement, including, without limitation, Pre-Closing Taxes.

“P.R.C.” means the People’s Republic of China [and, for the purpose of this Agreement, shall exclude Hong Kong, the Special Administrative Region of Macau, and Taiwan].

“P.R.C. GAAP” means P.R.C. generally accepted accounting principles, applied on a consistent basis, as historically applied by the applicable Person; in no event shall any change to P.R.C. GAAP occurring after the date of this Agreement have any application to this Agreement or to any calculations made (or to be made) under this Agreement.

“Pre-Closing Period” has the meaning provided in Section 6.1.

“Pre-Closing Period Tax Return” means any Tax Return relating to a Pre-Closing Period.

“Pre-Closing Taxes” means, without duplication: (a) any and all Taxes of or imposed on any member of the Company Group for any and all Pre-Closing Tax Periods; (b) any and all Taxes of or imposed on any member of the Company Group for any and all portions of Straddle Periods ending on the Closing Date (determined in accordance with Section 7.6(b)); (c) any and all Taxes of an “affiliated group” (as defined in Section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under applicable state, local or foreign Law) of which any member of the Company Group (or any predecessor of any member of the Company Group) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502 -6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign Law); (d) any and all Transfer Taxes required to be paid by Sellers pursuant to Section 7.1; (e) any and all Taxes of or imposed on Buyer or any of its Affiliates (including any member of the Company Group) as a result of an inclusion under Section 951(a) of the Code (or any similar provision of state or local Law) attributable to (i) “subpart F income,” within the meaning of Section 952 of the Code (or any similar provision of state or local Law) received or accrued on or prior to the Closing Date that is related or attributable to any member of the Company Group or (ii) the holding of “United States property,” within the meaning of Section 956 of the Code (or any similar provision of state or local Law) on or prior to the Closing Date that is related or attributable to any member of the Company Group, in each case, determined as if the taxable years of the members of the Company Group ended on the Closing Date; and (f) any and all Taxes required to be deducted and withheld with respect to payments made by Buyer to Sellers (or by any member of the Company Group to Sellers) (or in connection with the Transactions, including the exercise of options or payment of stock) pursuant to applicable Tax Laws in connection with the Transactions. Notwithstanding anything to the contrary set forth herein, Pre-Closing Taxes means the amount of Taxes which would have been payable or paid without taking into account any carryback of any Tax attribute (including any net operating loss carryback) arising in any Tax period ending after the Closing.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before any Governmental Authority or before any arbitrator, mediator or other alternative dispute resolution provider pursuant to any collective bargaining agreement, contractual agreement or Law, and including any audit or examination, or other administrative or court proceeding with respect to Taxes or Tax Returns.

“Promissory Note” means a Convertible Promissory Note, in substantially the form attached hereto as Exhibit B, with the principal amount of such Promissory Note inserted therein as calculated pursuant to Section 2.3(c)(ii).

“Proprietary Information” has the meaning provided in Section 7.15

“Purchase Price” has the meaning provided in Section 2.2.

“Regulatory Consents and Notices” has the meaning provided in Section 4.4(b) .

“Required Consents” has the meaning provided in Section 3.2(f).

“Required Vote” means the affirmative vote of (i) the holders of a majority of the total votes cast in person or by proxy at a meeting of Buyer’s shareholders or (ii) the holders of a majority of the outstanding voting securities of Buyer entitled to vote on the relevant matters, if such action is taken by written consent, is required under the rules of NASDAQ to approve the sale and issuance of the Earn-Out Share Award.

“Restricted Period” means a period commencing on the Closing Date and ending the day that is three (3) years following the day upon which Seller no longer owns, directly or indirectly, of record or beneficially, any share of the capital stock or other equity securities of the Company, Buyer or any other Affiliate of Buyer.

“Review Period” has the meaning provided in Section 2.3(b)(ii).

“Rules” has the meaning provided in Section 10.1.

“Securities Purchase Agreement” has the meaning provided in the Recitals.

“Seller” has the meaning provided in the Preamble.

“Shares” means all (100%) of the issued and outstanding share capital of the Company.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Straddle Period Tax Return” means any Tax Return relating to a Straddle Period.

“Sun Seven Stars” has the meaning provided in the Recitals.

“Survival Period” has the meaning provided in Section 8.2(a).

“Tax” or “Taxes” means any and all: (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes, imposed by any United States federal, state, local or foreign or other Taxing Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, capital gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, and any liability under unclaimed property, escheat, or similar Laws); (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with (i) any item described in clause (a), or (ii) the failure to comply with any requirement imposed with respect to any Tax Return; and (c) liability in respect of any items described in clause (a) and/or (b) payable by reason of contract (including any Tax Sharing Agreement), assumption, transferee, successor or similar liability (including bulk transfer or similar Laws), operation of law (including pursuant to Treasury Regulations Section 1.1502 -6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)) or otherwise.

“Tax Claim Notice” has the meaning set forth in Section 7.7(a).

“Tax Contest” has the meaning set forth in Section 7.7(a).

“Tax Return” means any return, declaration, form, report, Claim, informational return (including all Forms 1099) or statement required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or arrangement, whether written or unwritten (including, without limitation, any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document).

“Taxing Authority” or “Tax Authorities” means, with respect to any Tax or Tax Return, any Governmental Authority exercising Tax authority that imposes such Tax or requires a Person to file such Tax Return and the agency (if any) charged with the collection or assessment of such Tax or the administration of such Tax Return, in each case, for such Governmental Authority.

“Third Party Claim” means any Claim which is asserted or threatened by a Person other than the Parties, their successors and permitted assigns against any Indemnitee or to which any Indemnitee is subject.

“Third Party Consents and Notices” has the meaning provided in Section 4.4(b).

“Transactions” means the transactions contemplated by this Agreement, including, for the avoidance of doubt, the purchase and sale of the Shares in accordance with this Agreement and the payment of the Purchase Price, including any Earn-Out Payment.

“Transfer Taxes” has the meaning set forth in Section 7.1.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.

1.2      Interpretation. In this Agreement (unless the context requires otherwise):

(a)      All references to statutory provisions shall be construed as meaning including references to (i) any statutory modification, consolidation or re-enactment made after the date of this Agreement and for the time being in force; (ii) all statutory instruments or orders made pursuant to a statutory provision; and (iii) any statutory provision of which these statutory provisions are a consolidation, re-enactment or modification;

(b)      Words denoting the singular shall include the plural and words denoting any gender shall include all genders;

(c)      Headings, subheadings, titles, subtitles to Articles, Sections, sub-sections, clauses and paragraphs are for information only, and shall not form part of the operative provisions of this Agreement or the annexures hereto and shall be ignored in construing the same;

(d)      References to Recitals, Sections, Articles, clauses, schedules or exhibits are, unless the context otherwise requires, references to Recitals, Sections, Articles, clauses, schedules and exhibits to this Agreement;

(e)      The words “include” and “including” are to be construed without limitation;

(f)       The terms “hereof,” “herein,” “hereto,” “hereunder,” or similar expressions used in this Agreement mean and refer to this Agreement and not to any particular Section in this Agreement;

(g)      All references to Contracts, documents or other instruments include (subject to all relevant approvals) a reference to that Contract, document or instrument as amended, supplemented, substituted, novated, or assigned from time to time;

(h) The word “or” is not exclusive and is deemed to have the meaning “and/or”;

(i)      All references to payments in this Agreement shall be payments in U.S. dollars; and

(j)      Any capitalized term used but not defined in a schedule to this Agreement shall have the meaning set forth in this Agreement.

1.3      Disclosure Schedules. The Parties acknowledge and agree that any exception to a representation and warranty contained in this Agreement that is disclosed in any section of the Disclosure Schedules under the caption referencing such representation and warranty shall be deemed to also be an exception to each other representation and warranty of the Company contained in this Agreement to the extent that it would be reasonably apparent to Buyer that such exception is applicable to such other representation and warranty.

ARTICLE II
SALE, PURCHASE AND PURCHASE PRICE

2.1      Sale and Purchase. Subject to the satisfaction of the conditions precedent set forth in Section 3.2 and Section 3.3, on the Closing Date (a) Seller shall sell, transfer and assign to Buyer (or an Affiliate of Buyer) all of Seller’s right, title and interest in the Shares, in exchange for the payment by Buyer of the Purchase Price, and (b) Buyer (or an Affiliate of Buyer) shall purchase and take delivery of the Shares from Seller. The Shares shall be sold, transferred and delivered to Buyer (or an Affiliate of Buyer) by Seller at the Closing free and clear of any and all Liens.

2.2      Purchase Price. The aggregate purchase price payable by Buyer as consideration for the sale and transfer of the Shares, subject to adjustment and/or withholding as contemplated herein, shall be as follows (the “Purchase Price”):

(a)      $100 (the “Closing Payment”) shall be payable to Seller at the Closing by wire transfer of immediately available funds to an account designated by Seller at least two (2) Business Days prior to the Closing; and

(b)      up to a maximum of fifteen million (15,000,000) shares of Buyer Stock (the “Earn-Out Shares”), payable subject to and in accordance with Section 2.3.

2.3      Earn-Out.

(a)      Earn-Out Thresholds. For each Earn-Out Year with respect to which (i) the number of Homes/Users Passed is greater than or equal to the Earn-Out Homes/Users Passed Threshold, or (ii) the Business Net Income is greater than or equal to the Earn-Out Net Income Threshold, subject to Section 2.3(c)(ii), Buyer shall issue to Seller an Earn-Out Share Award. Notwithstanding anything to the contrary in this Agreement, “trial period” type contracts, between the Company and content service providers, that are less than six (6) months in duration shall not be counted toward the Homes/Users Passed.

(b)      Procedures for Determining Satisfaction of Earn-Out Thresholds.

(i)      On or before the date which is thirty (30) days following the end of each Earn-Out Year (the “Earn-Out Calculation Delivery Date”), Seller shall prepare and deliver to Buyer a written statement (the “Earn-Out Calculation Statement”), to be reviewed and approved by the Buyer’s Board of Directors, setting forth in reasonable detail its determination of the number of Homes/Users Passed (as determined and calculated pursuant to and as set forth in Schedule 1 attached hereto) and the Business Net Income for the Earn-Out Year for which such Earn-Out Calculation Statement has been prepared (the “Earn-Out Calculations”). Buyer shall provide any and all reasonable assistance to Seller in preparing the calculations.

(ii)      Buyer shall have thirty (30) days after receipt of the Earn-Out Calculation Statement (the “Review Period”) to review the Earn-Out Calculation Statement and the Earn-Out Calculations set forth therein. Unless Buyer delivers written notice to Seller setting forth the specific items disputed by Buyer on or prior to the thirtieth (30th) day after the date of the Earn-Out Calculation Statement (delivered in accordance with Section 11.2), Buyer will be deemed to have accepted and agreed to the Earn-Out Calculation Statement and such Earn-Out Calculation Statement (and the calculations contained therein) will be final, binding and conclusive. During the Review Period, Buyer and its accountants and representatives shall have the right to inspect the applicable books and records of the Company and Seller during normal business hours at the Company’s or Seller’s offices, as applicable, upon reasonable prior notice and for purposes related to the determinations of number of Homes/Users Passed and the Business Net Income. Prior to the expiration of the Review Period, Buyer may object to the Earn-Out Calculations set forth in the Earn-Out Calculation Statement by delivering a written notice of objection (an “Earn-Out Calculation Objection Notice”) to Seller. The Earn-Out Calculation Objection Notice shall specify the items in the applicable Earn-Out Calculation disputed by Buyer and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. Buyer and Seller shall negotiate in good faith to resolve the disputed items and agree upon the resulting number of Homes/Users Passed and the Business Net Income.

(iii)      If Buyer and Seller are unable to reach agreement within thirty (30) days after such an Earn-Out Calculation Objection Notice has been given, all unresolved disputed items (the “Earn-Out Disputed Items”) shall be promptly referred to an international independent accounting firm of recognized standing mutually acceptable to Buyer and Seller (the “Neutral Arbitrator”). The Neutral Arbitrator shall act as an arbitrator to determine only the Earn-Out Disputed Items and shall be directed to render a written report (such written report to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Arbitrator by Buyer and Seller) on the unresolved Earn-Out Disputed Items with respect to the applicable Earn-Out Calculation as promptly as practicable, but in no event greater than thirty (30) days after such submission to the Neutral Arbitrator and to resolve only those unresolved disputed items set forth in the Earn Out Calculation Objection Notice. If unresolved disputed items are submitted to the Neutral Arbitrator, Buyer and Seller shall each furnish to the Neutral Arbitrator such work papers, schedules and other documents and information relating to the unresolved disputed items as the Neutral Arbitrator may reasonably request. If any Party fails to submit a supporting brief regarding any Earn-Out Disputed Item submitted to the Neutral Arbitrator within the time set forth above or otherwise fails to give the Neutral Arbitrator access as reasonably requested, then the Neutral Arbitrator shall render a decision based solely on the evidence timely submitted and the access afforded to the Neutral Arbitrator by Buyer and Seller. The Neutral Arbitrator shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Seller, and not by independent review. In resolving each Earn-Out Disputed Item, the Neutral Arbitrator may not assign a value to any Earn-Out Disputed Item greater than the greatest value for such Earn-Out Disputed Item claimed by any Party or less than the lowest value for such Earn-Out Disputed Item claimed by any Party. The resolution of the dispute and the calculations of the number of Homes/Users Passed and the Business Net Income shall be final and binding on the Parties absent manifest error. All fees and expenses of the Neutral Arbitrator in connection with its work on the disputed items as described in this Section 2.3(b)(iii) shall be allocated between Buyer, on the one hand, and Seller, on the other hand, in the same proportion that the aggregate amount of such disputed items so submitted to the Neutral Arbitrator that is unsuccessfully disputed by each such Party (as finally determined by the Neutral Arbitrator) bears to the total amount of such disputed items so submitted.

(c)      Issuance of Earn-Out Share Award.

(i)      Subject to Section 2.3(c)(ii), no later than thirty (30) days following the final determination of the Earn-Out Calculations pursuant to Section 2.3(b) for any Earn-Out Year, if either of the Earn-Out Homes/Users Passed Threshold or the Earn-Out Net Income Threshold has been satisfied for the applicable Earn-Out Year, Buyer shall issue to Seller, or an account or Affiliate designated by Seller, an Earn-Out Share Award.

(ii)      Notwithstanding anything to the contrary in this Agreement, in the event Buyer has not obtained the Required Vote, Buyer shall not issue an Earn-Out Share Award to Seller, or any account or Affiliate designated by Seller, but instead shall issue to Seller, or an account or Affiliate designated by Seller, in full satisfaction of its obligations under this Section 2.2, a Promissory Note, with a principal amount equal to the quotient obtained by multiplying 5,000,000 by the Applicable Stock Price. Buyer shall issue any such Promissory Note no later than five (5) business days following the final determination of the Earn-Out Calculations pursuant to Section 2.3(b) for any Earn-Out Year, if (A) either of the Earn-Out Homes/Users Passed Threshold or the Earn-Out Net Income Threshold has been satisfied for the applicable Earn-Out Year; and (B) Buyer has not obtained the Required Vote.

(d)      Control of the Company Post-Closing. Seller acknowledges that, after the Closing, Buyer, directly or indirectly through an Affiliate, will own and control the Shares and that, after the Closing, Buyer may vote the Shares in such manner as it determines to be in its best interest in connection with the operation of the Company and the Business; provided, however, that Buyer shall not, directly or indirectly, take any action with the intent of (i) materially and negatively impacting the Business, the number of Homes/Users Passed, or the Business Net Income, or (ii) avoiding or reducing an Earn-Out Share Award or the issuance of a Promissory Note, as applicable.

(e)      Offset. Notwithstanding anything to the contrary herein, the issuance of each Earn-Out Share Award or Promissory Note, as applicable, is subject to Buyer’s offset and reduction rights set forth in Article VIII.

2.4      Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer and each of its Affiliates shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts payable pursuant to this Agreement such amounts as Buyer or any of its Affiliates reasonably determines is required to be deducted and withheld with respect to the making of any such payment under any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts are to be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. To the extent Buyer or any of its Affiliates deducts and withholds or causes to be deducted and withheld any such amounts payable pursuant to this Agreement, Buyer and any such Affiliate, as the case may be, shall remit (or cause to be remitted) to the appropriate Taxing Authority all such amounts deducted and withheld or caused to be deducted and withheld.

ARTICLE III
CLOSING

3.1      Closing. The closing of the Transactions (the “Closing”) shall take place at the offices of Cooley LLP, The Grace Building, 1114 Avenue of the Americas, New York, New York 10013-7798, at 10:00 a.m., New York time, on the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Section 3.2 and Section 3.3 (other than those conditions that by their terms must be satisfied on the Closing Date, or at such place and on such date and time as Buyer and Seller shall mutually agree (such date on which the Closing occurs, the “Closing Date”)). The Closing may be conducted by mail, courier or electronic means.

3.2      Conditions Precedent to Obligations of Buyer. The obligations of Buyer to consummate the Transactions are subject to the satisfaction of the following conditions on or before the Closing Date, unless specifically waived in writing by Buyer prior to the Closing Date:

(a)      Deliverables. Seller shall deliver or cause to be delivered to Buyer the following documents or instruments, which shall be in form and substance reasonably satisfactory to Buyer:

(i)      Certificates with respect to the Company issued by the appropriate Governmental Authority of the jurisdiction in which the Company was incorporated or formed and all other jurisdictions in which the Company is qualified to do business, as of a date no more than fifteen (15) days prior to the Closing Date, stating that the Company is in good standing under the Laws of each such jurisdiction;

(ii)      A certificate from the corporate Secretary (or similar officer) of the Seller dated as of the Closing Date and certifying that correct and complete copies of the Formation Documents are attached thereto;

(iii)      A certificate from the corporate Secretary or similar officer of Seller dated as of the Closing Date certifying that the conditions specified in Section 3.2(b) and Section 3.2(c) have been satisfied, which certificate shall be deemed to be a representation and warranty made by Seller to Buyer on the Closing Date for the purpose of inducing Buyer to consummate the Transactions and with knowledge that Buyer is relying on such certificate in determining to consummate the Transactions;

(iv)      The original share certificates (or satisfactory replacement certificates) for the Shares, together with validly executed and duly stamped stock powers in favor of Buyer, and an extract of the register of stockholders of the Company setting out the name of Buyer as the holder of the Shares;

(v)      Such other instruments, certificates, consents or other documents as are reasonably necessary to carry out the Transactions and to comply with the terms hereof, or as required pursuant to the terms of this Agreement.

(b)      Representations and Warranties. The representations and warranties of Seller contained in Article IV of this Agreement shall (i) have been true and correct on the date of this Agreement and (ii) be (A) in the case of representations and warranties that are qualified by materiality or any similar concept, true and correct and (B) in all other cases, true and correct in all material respects, in each case, on the Closing Date with the same force and effect as though made on and as of the Closing Date (except that those representations and warranties which address matters as of or for a particular date or time period shall remain so true and correct in all material respects only as of such date or for such time period).

(c)      Compliance with Covenants. Seller and the Company shall have duly performed and complied in all material respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing.

(d)      Injunctions. No litigation, order, enforcement action or Claim shall be pending or threatened against any Party seeking to enjoin, or to procure damages or fines as a result of, the consummation or the proposed consummation of the Transactions.

(e)      Absence of Change. No fact, event or circumstance shall have occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)      Consents and Approvals. Seller shall have obtained and provided to Buyer all Third Party Consents and Notices and all Regulatory Consents and Notices (the “Required Consents”). All such Required Consents shall be in full force and effect as of the Closing.

(g)      Formation of the Company. Seller shall have provided Buyer with copies of all of the Formation Documents and Buyer shall be satisfied, in its sole discretion, that the Company has been formed and its capital stock issued in compliance with all applicable Laws.

(h)      Company Business. Seller shall have provided Buyer with evidence, including Company Contracts and other documentation, demonstrating to the satisfaction of Buyer in its sole discretion that the Company has Intellectual Property, assets, agreements and other rights sufficient to commence, operate and exploit the Business.

3.3      Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the Transactions are subject to the satisfaction of the following conditions on or before the Closing Date, unless specifically waived in writing by Seller prior to the Closing Date:

(a)       Deliverables. Buyer shall deliver or cause to be delivered to Seller the following documents or instruments, which shall be in form and substance reasonably satisfactory to Seller:

(i)      The Closing Payment, payable as contemplated by Section 2.2;

(ii)      A certificate from the corporate Secretary (or similar officer) of Buyer dated as of the Closing Date and certifying that correct and complete copies of the resolutions of the board of directors approving this Agreement and the Transactions; and

(iii)      A certificate from the corporate Secretary (or similar officer) of Buyer dated as of the Closing Date and certifying that the conditions specified in Section 3.3(b) and Section 3.3(c) have been satisfied, which certificate shall be deemed to be a representation and warranty made by Buyer to Seller on the Closing Date for the purpose of inducing Seller to consummate the Transactions and with knowledge that Seller is relying on such certificate in determining to consummate the Transactions.

(b)      Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be (A) in the case of representations and warranties that are qualified by materiality or any similar concept, true and correct and (B) in all other cases, true and correct in all material respects, in each case, on the Closing Date with the same force and effect as though made on and as of the Closing Date.

(c)      Compliance with Covenants. Buyer shall have duly performed and complied in all material respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing.

(d)      Injunctions. No litigation, order, enforcement action or Claim shall be pending or threatened against any Party seeking to enjoin, or to procure damages or fines as a result of, the consummation or the proposed consummation of the Transactions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedule delivered by Seller to Buyer prior to the execution and delivery of this Agreement (and updated by Seller as provided herein) (the “Disclosure Schedule”), Seller represents and warrants to Buyer (i) with respect to the representations and warranties set forth in Sections 4.1 through 4.6, as of the date of this Agreement and as of the Closing Date, and (ii) as of the Closing Date with respect to the representations and warranties set forth in Section 4.7, as follows:

4.1      Organization of Seller. Seller is duly organized and validly existing under the Laws of its jurisdiction of incorporation or organization, and has all requisite corporate power and authority to own, lease and operate its assets, and to carry on its business as presently conducted.

4.2      Authorization and Validity. This Agreement constitutes a legal, valid and binding agreement and obligation of Seller, enforceable against Seller in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles (the “Enforceability Exceptions”). The execution and delivery of this Agreement by Seller and the consummation by Seller of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the Transactions.

4.3      No Governmental Claims or Proceedings. No Claim by any Governmental Authority, or Proceeding initiated by any other Person, is pending or, to the Seller’s Knowledge, has been threatened, against Seller which may affect the validity or enforceability of this Agreement or the Transactions or the ability of Seller to consummate this Agreement or the Transactions.

4.4      Non-Contravention; Consents.

(a)      The execution and delivery of this Agreement does not, and the consummation of the Transactions, will not: (i) conflict with or result in a violation, contravention or breach of any of the terms, conditions or provisions of the Charter or the Bylaws of Seller; (ii) violate any Law applicable to Seller; or (iii) subject to obtaining or delivering the Third Party Consents and Notices, conflict with, or result in the breach of, or constitute a default under, or permit or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Seller under, or result in the creation of any Liens upon any of the assets of Seller or the Company under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which Seller or the Company is a party or by which any of their assets are bound.

(b)      Except for: (i) the approvals required to be obtained from, or notices given to, the Governmental Authorities described on Schedule 4.4(b)(i) (the “Regulatory Consents and Notices”); and (ii) the approvals required to be obtained from, or notices given to, the third parties described on Schedule 4.4(b)(ii) (the “Third Party Consents and Notices”), no approval of or notice to any Governmental Authority or other Person is required to be obtained or given by Seller or the Company in connection with the performance of this Agreement and the consummation of the Transactions. No later than five (5) Business Days prior to the Closing Date, Seller shall provide Buyer with updated copies of Schedules 4.4(b)(i) and 4.4(b)(ii) identifying any additional Regulatory Consents and Notices and/or Third Party Consents and Notices that are not set forth in such schedules as of the date hereof, which additional Regulatory Consents and Notices and/or Third Party Consents and Notices shall be included in the Required Consents; provided, however, for the avoidance of doubt, that Seller’s provision of such updated schedules shall be disregarded for the purposes of Section 3.2(b).

4.5      No Broker. None of Seller or the Company has employed or made or entered into any Contract with any broker, finder or similar agent or any other Person or firm in connection with the Transactions which may result in any liability to the Company or Buyer.

4.6      Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

4.7      The Company and the Shares.

(a)      Corporate Organization.

(i)      The Company is duly organized and validly existing under the Laws of its jurisdiction of incorporation or organization, and has all requisite corporate power and authority to own, lease and operate its assets, and to carry on the Business. The Company is duly qualified or licensed to transact business in each of the jurisdictions where such qualification or licensing is required by reason of the nature or location of the properties and assets owned, leased or operated by it or the Business, except where the failure to be qualified or licensed would not have a Material Adverse Effect. Buyer has been furnished complete and correct copies of (i) the Charter and Bylaws of the Company, in each case, as amended through the date hereof, and (ii) all other documents filed with any Governmental Authority or other Person pursuant to applicable Law or otherwise in connection with the incorporation or organization of the Company (the documents referred to in clauses (i) and (ii), the “Formation Documents”).

(ii)      The statutory books (including all registers and minute books) of the Company have been kept in compliance in all material respects with the requirements of Laws and are up-to-date, and any records of resolutions adopted by the stockholders and the board of directors of the Company Group are included in the statutory books. The statutory books are in the possession (or under the control) of the Company.

(iii)      The Company is not in violation or default of any provision of the Formation Documents.

(b)      Capitalization. Seller has delivered to Buyer, no later than five (5) Business Days prior to the Closing Date, a schedule setting forth (i) the authorized share capital of the Company and (ii) the ownership of the issued and outstanding shares of the capital stock of the Company, in each case as of immediately prior to the Closing. There are no authorized or outstanding options, warrants, convertible or exchangeable securities, calls, subscriptions or other rights relating to the capital stock of the Company or obligating the Company to issue, transfer or sell any shares of the capital stock of the Company or options, warrants or convertible or exchangeable securities with respect to any share of capital stock of the Company.

(c)      Title to Shares. Seller is the legal and beneficial owner of the Shares and has good and valid title to the Shares. The Shares represent all (100%) of the issued and outstanding equity securities of the Company. The Shares: (x) have been duly authorized and validly issued by the Company in compliance with all applicable Laws and the Charter and Bylaws of the Company; and (y) are fully paid-up and were not issued in contravention or conflict with any right of first offer or refusal, pre-emptive or other rights. The Shares are owned by Seller free of all Liens and, except for the restrictions contained in the Charter and the Bylaws, or which may be imposed under applicable Law, are free from transfer restrictions.

(d)      Indebtedness; Liabilities. The Company has no Company Debt or liabilities of any kind (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), except for liabilities under the Company Contracts and liabilities in respect of Company Employees and the Company Benefit Plans.

(e)      Company Employees; Employee Benefit Plans.

(i)      Seller has delivered to Buyer, no later than five (5) Business Days prior to the Closing Date, a schedule that accurately sets forth, with respect to each employee of the Company (including any employee of the Company who is on a leave of absence or on layoff status, each, a “Company Employee”): the name of such Company Employee, and the date as of which such Company Employee was originally hired by the Company; such Company Employee’s title; the aggregate dollar amount of the wages, salary, commissions, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type that such Company Employee is eligible to receive; such Company Employee’s annualized salary or hourly rate as of Closing Date; each Company Employee Benefit Plan in which such Company Employee participates; the accrued vacation and/or paid time off of such Company Employee as of the Closing Date; and with respect to any Company Employee who is currently on a leave of absence (whether paid or unpaid), the reasons for the leave of absence, the expected return date, if known, and whether reinstatement is guaranteed by Contract or applicable Laws.

(ii)      Seller has delivered to Buyer, no later than five (5) Business Days prior to the Closing Date, a schedule that accurately sets forth each Company Benefit Plan.

(f)      Company Contractors. Seller has delivered to Buyer, no later than five (5) Business Days prior to the Closing Date, a schedule that accurately sets forth, with respect to each independent contractor of the Company (each, a “Company Contractor”): the name of such Company Contractor; a brief description of the services such Company Contractor performs for the Company; and the terms of compensation of such Company Contractor.

(g)      Real Property. The Company does not own or lease any real property.

(h)      Reserved.

(i)      Company Contracts. Seller has delivered to Buyer, no later than no later than five (5) Business Days prior to the Closing Date, a schedule that accurately sets forth: each Contract to which the Company is a party (each, a “Company Contract”). Each Company Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms, subject to the Enforceability Exceptions. Immediately following the Closing, each Company Contract will be in full force and effect, and valid, binding and enforceable on the same terms, subject to the Enforceability Exceptions. Neither the applicable the Company nor, to Seller’s Knowledge, the counterparties to such Company Contracts have committed any material breach of any of the terms and conditions of any Company Contract. The Company Group has received written notice from any third party indicating that it intends to terminate or refuse to renew or extend any of the Company Contracts. No counterparty to a Company Contract has repudiated or, to the Seller’s Knowledge, threatened to repudiate any provision of any Company Contract. The consummation of the Transactions will not adversely affect any Company Contract.

(j)      Company Assets. The Company has good title to, or a valid leasehold interest in or license to, each item of tangible personal property used in the operation of the Business (collectively, the “Company Assets”), in each case, free and clear of any Liens except for Permitted Liens. The Company Assets are fit for the purposes for which they are used or intended to be used in connection with the Business. All of the Company Assets, owned or leased, have been well maintained and are in good operating condition and repair (with the exception of normal wear and tear), and are free from defects other than such defects as would not interfere with the intended use thereof in connection with the provision of the services to be provided by the Company. All of the Company Assets shall be owned by or available for use by the Company immediately after the Closing on terms and conditions identical to those under which such the Company owned or used the Company Assets immediately prior to the Closing. Seller has delivered to Buyer, no later than no later than five (5) Business Days prior to the Closing Date, a schedule that accurately sets forth each Company Asset.

(k)      Intellectual Property.

(i)      Seller has delivered to Buyer, no later than no later than five (5) Business Days prior to the Closing Date, a schedule that accurately sets forth: (i) all material software owned or licensed by any the Company (other than shrink wrap, click wrap, and similar commercial off-the-shelf software), indicating as to each, whether it is owned or licensed; (ii) any registration or application for registration of patents, Marks (including internet domain names), and copyrights owned by the Company, and; (iii) any material unregistered Marks owned by the Company. The Company Group has the right to use and license the Company Intellectual Property without payment of additional amounts or consideration other than ongoing royalties or license payments, and the consummation of the Transactions will not result in the loss or material impairment of any of the Company Intellectual Property. There are no pending, and, to Seller’s Knowledge, no person has threatened in writing to initiate any, attachment or disposal proceedings against the Company Intellectual Property and, where the Company Intellectual Property is not owned by the Company, the owner thereof has not threatened in writing to terminate any rights attached to the use of such Company Intellectual Property by the Company. To Seller’s Knowledge, (i) none of the processes employed or the principal products and services contemplated to be provided by the Company infringe, misappropriate, or otherwise violate the Intellectual Property of any other Person, and (ii) none of the Company Intellectual Property is being infringed, misappropriated, or otherwise violated by any other Person or has been disclosed without proper authorization to any other Person.

(ii)      The Company Intellectual Property, the use thereof, or the operation of the Business by the Company, does not infringe, misappropriate or otherwise violate any Intellectual Property of others.

(iii)      None of the Company, Seller or any of their Affiliates have granted to any other Person any license or right to the commercial use of any of the Company Intellectual Property.

(l)      Compliance with Laws.

(i)      The Company is operating and has at all times operated the Business in all material respects in compliance with all applicable Laws. Without limiting the generality of the forgoing, the Company has complied in all material respects with all applicable Laws with respect to the Company Employees and Company Contractors, the Company Benefit Plans, Intellectual Property, and Taxes. The Company has not received written notice from any Governmental Authority alleging any failure by it to comply with any Laws. There is no outstanding or, to the Seller’s Knowledge, threatened, order, writ, injunction or decree of any Governmental Authority or arbitration tribunal against or involving the Company, the operation of the Business or the Shares.

(ii)      The Company owns and validly holds all licenses, authorizations, permissions, permits, certificates, approvals, registrations, accreditations and exemptions required to conduct the Business as presently conducted and to own, operate, or use, as applicable, the Company Assets (collectively, the “Permits” and, individually, a “Permit”). Seller has delivered to Buyer, no later than no later than five (5) Business Days prior to the Closing Date, a schedule that accurately sets forth Permits of the Company. All Permits are valid and subsisting in accordance with their terms and are in full force and effect. The Company is in compliance with all Permits and has not committed any act or omitted to take any action that is likely to cause it to lose the benefit of or jeopardize the renewal of any Permit. There are no Claims pending or, to Seller’s Knowledge, threatened that seek the revocation, cancellation, suspension or any adverse modification of any Permits. The Company has not received any written notice from any Governmental Authority, accrediting body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure by the Company to comply with any term or requirement of any Permit or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation or termination of, or modification to, any Permit. All applications required to have been filed for the renewal of the Permits have been duly filed on a timely basis with the appropriate Governmental Authorities or accrediting bodies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Authorities or accrediting bodies. To Seller’s Knowledge, there is no reasonable basis to expect that any Permits will not be reissued on identical terms as currently existing, if required as a result of the execution of this Agreement and/or the consummation of the Transactions. The Permits collectively constitute all of the Permits necessary to permit the Company to lawfully conduct and operate the Business and to permit the Company to own and use its assets.

(m)      Litigation. No Claim is pending or, to Seller’s Knowledge, threatened against the Company or any of its respective directors or officers or affecting its business, assets, properties or operations as currently conducted and there are no judgments or orders in force or outstanding against the Company, any of its assets or any of its directors or officers; and (ii) the Company has not received any notice of any potential Claim which may affect the validity or legality of this Agreement or the Transactions, or the ability of Seller or the Company to consummate the Transactions and, to Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to result in Seller or the Company becoming subject to any such Claim.

(n)      Anti-Corruption.

(i)      None of the Company, nor any manager, member, director, officer, agent, consultant, employee, distributor or other Person associated with or acting on behalf of the Company (collectively, the “Relevant Persons”) has directly or indirectly (i) violated, taken any act in furtherance of violating or committed any act that could be deemed a violation of any provision of any Anti-Corruption Law, (ii) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or (iii) offered, promised, provided, gifted, or received, directly or indirectly, anything of value, including any bribe, payment, gift, rebate, payoff, influence payment, kickback, business opportunity, or other remuneration or transfer of value, to any person or entity for the purpose of: (A) improperly influencing or inducing such Person to do or omit to do any act or to make any decision in an official capacity or in violation of a lawful duty; (B) inducing such Person to influence improperly his or her or its employer, public or private, or any Governmental Authority, to affect an act or decision of such employer or Governmental Authority, including to assist any Person in obtaining or retaining business; or (C) obtaining or retaining business, securing any improper advantage for the benefit of the Company, or improperly influencing any entity or person to affect or influence any act or decision in order to assist in securing an advantage for the benefit of the Company. Each Relevant Person has appropriately, and in reasonable detail, accounted for any such payments, whether in the form of disbursements of the Company or requests for reimbursements, that would allow for the accurate description of any payments that are made to a government official and has not taken any steps to hide any transactions that would violate any Law.

(ii)      There is no dispute, allegation, request for information, notice of potential liability, or any other action regarding any actual or possible violation by the Company of any Anti-Corruption Law pending or, to Seller’s Knowledge, threatened against the Company, and no Relevant Person has been subject to an inquiry, investigation, reference, notification, proceeding, report, decision, or other legal proceeding with respect to the Company’s compliance with any Anti-Corruption Law.

(iii)      None of the Relevant Persons is a Government Official or consultant to any Government Official, and there is no existing family relationship between any Relevant Person and any Government Official.

(iv)      The Relevant Persons have not directly or indirectly: (i) circumvented the internal accounting controls of the Company; (ii) falsified any of the books, records or accounts of the Company; or (iii) made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review or examination of the financial statements of the Company.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company and Seller, as of the date of this Agreement and as of the Closing Date, as follows:

5.1      Organization and Authority. Buyer is a company duly organized and validly existing under the Laws of its jurisdiction of incorporation or formation and has full corporate or equivalent power and authority necessary to enter into, and perform its obligations under this Agreement and to consummate the Transactions.

5.2      Authorization and Validity. The execution, delivery and performance by Buyer of this Agreement have been duly authorized by all requisite corporate or equivalent actions on the part of Buyer, and this Agreement constitutes a legal, valid and binding agreement and obligation of Buyer, enforceable against it in accordance with its terms subject to the Enforceability Exceptions.

5.3      No Conflict; Consents. The execution and delivery of this Agreement does not, and the consummation of the Transactions, will not: (a) conflict with or result in a violation, contravention or breach of any of the terms, conditions or provisions of the Charter or the Bylaws of Buyer; (b) violate or result in a breach under any Contract, statute, regulation, rule, order, judgment, decree or other legal requirement applicable to Buyer; or (c) require the consent, approval or authorization of any third Person, including any Governmental Authority.

5.4      No Governmental Proceedings or Litigation. No Claim by any Governmental Authority is pending or, to the knowledge of Buyer, has been threatened against Buyer which may affect the validity or enforceability of this Agreement or the Transactions or the ability of Buyer to consummate this Agreement or the Transactions.

5.5      No Broker. Buyer has not employed or made or entered into any Contract with any broker, finder or similar agent or any other Person or firm with respect to the Transactions which may result in any liability to the Company or any Seller.

5.6      No Financing Contingency. Buyer has the financial capability to consummate the Transactions and pay the Purchase Price pursuant to Section 2.2. Buyer understands and agrees that its obligations hereunder are not in any way contingent or otherwise subject to: (a) the consummation of any financing arrangements or obtaining any financing; or (b) the availability of any financing to Buyer or any of its Affiliates.

ARTICLE VI
PRE-CLOSING MATTERS

6.1      Conduct of Business Prior to Closing. During the period between the date of this Agreement until the earlier to occur of the termination of this Agreement in accordance with Section 9.1 or the Closing Date (the “Pre-Closing Period”), Seller shall use commercially reasonable efforts to: (i) cause the Company to be formed and capitalized, and the shares of the Company’s capital stock, including the Shares, to be issued, in accordance with all applicable Laws; (ii) maintain the books of account, records and files of the Company in accordance with all applicable Laws; and (iii) inform Buyer in writing of any event or circumstance that has or would reasonably be expected to have, a Material Adverse Effect, or which constitutes a breach of any representation, warranty or covenant set forth herein, promptly, and in any event prior to the Closing Date and within two (2) Business Days after the occurrence of any such event or circumstances to Seller’s Knowledge. During the Pre-Closing Period, except: (x) as specifically contemplated by this Agreement or any documents or instruments executed in connection with the consummation of the Transactions or (y) as provided on Schedule 6.1, the Company shall not, and Seller shall cause the Company not to, absent the prior written consent of Buyer, which may be withheld, conditioned or delayed by Buyer in its sole discretion:

(a)      issue or sell any equity securities or debt securities of the Company;

(b)      directly or indirectly purchase, redeem or otherwise acquire or dispose of any capital stock of the Company;

(c)      split, combine or reclassify any of the outstanding shares or classes of capital stock of the Company;

(d)      adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(e)      declare, set aside or pay any dividend or other distribution;

(f)      incur, assume or guarantee any Company Debt or make any loans or advances to any Person;

(g)      subject any of the Company assets (real, personal or mixed, tangible or intangible) to any Lien, except for Permitted Liens;

(h)      permit or allow the sale, lease, transfer, abandonment, cancellation or disposition of any of the Company assets (real, personal or mixed, tangible or intangible, including the Company Intellectual Property);

(i)      make any commitments for capital expenditures;

(j)      make any amendments to the Charter or Bylaws of the Company;

(k)      make any material change in the Company accounting methods or practices, other than as required by P.R.C. GAAP;

(l)      enter into any partnership, limited liability company or joint venture agreement;

(m) waive or release any rights of material value, or cancel, compromise, release or assign any material indebtedness owed to the Company;

(n)      cancel or terminate any insurance policy naming the Company as a beneficiary or a loss payable payee unless the same shall be replaced with one or more insurance policies providing coverage reasonably comparable in scope and terms and Buyer has been provided with prompt written notice of such cancellation or termination;

(o) enter into any Contract by which the Business or any of the assets or properties of the Company would be bound or affected that restricts in any material respect the operation of the Business or the Company’s assets or properties, from engaging in any line of business in any geographic area or competing with any Person;

(p)      enter into, terminate or make any material amendment to any Contract;

(q) compromise, settle, grant any waiver or release relating to, or otherwise adjust, any Claim of the Company or that imposes non-monetary relief;

(r)      take or omit to take any action which if taken or omitted prior to the date hereof would constitute a breach of any of the representations or warranties set forth in Article IV of this Agreement;

(s)      enter into any labor or collective bargaining agreement or make any commitment or incur any liability to any labor organization relating to its employees;

(t)      adopt or authorize any Company Benefit Plan except as may be required by any applicable Law, or: (i) establish or materially increase any benefit under any Company Benefit Plan (except as may be required by any applicable Law); (ii) increase or otherwise change the rate or nature of, or prepay, the compensation (including wages, salaries and bonuses), or severance, that is paid or payable to any employee; (iii) hire any employee; or (iv) enter into, renew or allow the renewal of or entering into, any employment or consulting agreement; or

(u)      agree or commit to do any of the foregoing.

6.2      Exclusivity. During the Pre-Closing Period, Seller shall, and shall cause the Company and the respective Affiliates of Seller and the Company to, deal exclusively with Buyer in connection with the proposed Transactions and Seller shall procure that none of Seller, the Company or any of their respective Affiliates shall take or permit any other Person on its behalf to take any action to, directly or indirectly, without the prior written consent of Buyer: (a) solicit, initiate, encourage or otherwise entertain any inquiries, proposals or offers from, any Person (other than Buyer or one of its Affiliates) relating to any transaction or series of related transactions involving (i) a merger, consolidation, share exchange, conversion, recapitalization, refinancing, liquidation or acquisition of the Company, (ii) a sale of any assets of the Company, (iii) a direct or indirect acquisition or purchase of any capital stock or other equity interests of the Company, or (iv) any similar transaction or business combination involving the Company (each of the above, an “Alternative Transaction”); (b) participate in any discussions or negotiations with, provide any information to, or enter into any agreement with any Person (other than Buyer or one of its Affiliates) in connection with an Alternative Transaction; or (c) accept any proposal or offer from any Person (other than Buyer or one of its Affiliates) relating to an Alternative Transaction. Seller will promptly notify Buyer if Seller, the Company or any of their respective Affiliates receives any such inquiries, proposals or offers and provide Buyer with a copy of any written correspondence, proposals or offers.

6.3     Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, Seller and the Company, on the one hand, and Buyer, on the other hand, agree to use their commercially reasonable efforts to take or cause to be taken and to do or cause to be done all such actions and things as are necessary under the terms of this Agreement or under applicable Laws, or as may be advisable or reasonably requested by the other Party, as applicable, in order to consummate the Transactions. None of the Company or Seller, on the one hand, and Buyer, on the other hand, shall intentionally perform any act which, if performed, or if omitted to be performed, would prevent or excuse the performance of this Agreement by any Party or which would result in any representation or warranty herein contained of a Party being untrue in any material respect as if originally made on and as of the Closing Date. Without limiting the generality of the foregoing, the Parties agree to take all commercially reasonable actions necessary in order to obtain any consent or approval of any third party, including without limitation, any Governmental Authority, which is required in connection with this Agreement or any of the Transactions, and during the Pre-Closing Period, Seller shall, and shall cause the Company to, shall take all actions and use its commercially reasonable efforts to satisfy the conditions to Closing set forth in Section 3.2.

6.4      Mutual Cooperation. Subject to the following sentence, each of the Parties shall use its commercially reasonable efforts to: (a) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any Claim initiated by a private party; and (b) keep the other Party informed in all material respects and on a reasonably timely basis of any material communication received by such Party from, or given by such Party to any Governmental Authority and of any material communication received or given in connection with any Claim by a private party, in each case regarding any of the Transactions. Nothing contained in this Agreement shall require or obligate any Party to divest, restrict, alter or otherwise bind the use, ownership or operation, as applicable, of its businesses, operations, organization or assets.

6.5      Access to Information. Prior to the Closing, Seller and the Company shall and Seller shall cause the Company to, permit Buyer and its representatives to have reasonable access (at reasonable times, on reasonable prior notice and in a manner so as not to interfere with the normal business operations of the Company) to the personnel, properties, books, Contracts and other records and documents of the Company.

ARTICLE VII
POST-CLOSING MATTERS

7.1      Transfer Taxes. Seller shall pay all transfer, real property transfer, documentary, sales, use, stamp, duty, recording and similar Taxes (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the Transactions (together, “Transfer Taxes”). Buyer shall be responsible for preparing and filing all Tax Returns or other applicable documents in connection with all Transfer Taxes, to the extent permitted by applicable Law, provided, however, that Seller and the Company shall cooperate with Buyer in the preparation and filing of all Tax Returns or other applicable documents for or with respect to Transfer Taxes, including timely signing and delivering such Tax Returns, documents, and certificates as may be necessary or appropriate to file such Tax Returns or establish an exemption from (or otherwise reduce) Transfer Taxes. Notwithstanding anything to the contrary contained in this Agreement, “Transfer Taxes” shall not include any Taxes required to be deducted and withheld with respect to payments made by Buyer to Seller (under the Code or Treasury Regulations thereunder or any applicable provision of state, local or foreign Law) in connection with the transactions contemplated by this Agreement (including any P.R.C. withholding Taxes).

7.2      Conduct of Business with Respect to Taxes. During the Pre-Closing Period:

(a)      The Company shall not, and Seller shall cause the Company not to, make, revoke or amend any Tax election; change any annual accounting period; adopt or change any method of accounting or reverse any accruals (except as required by a change in Law or P.R.C. GAAP); file any amended Tax Returns; sign or enter into any closing agreement or settlement agreement with respect to any, or compromise any, Claim or assessment of any Tax liability; surrender any right to claim a refund, offset or other reduction in liability; consent to any extension or waiver of the limitations period applicable to any Claim or assessment, in each case, with respect to Taxes; or act or omit to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Tax liability or decreasing any present or future Tax benefit for the Company, Buyer or its Affiliates; and

(b)      The Company shall, and Seller shall cause the Company to: (i) timely file all Tax Returns required to be filed by it and all such Tax Returns shall be prepared in a manner consistent with past practice and that is reasonably acceptable to Buyer; (ii) timely pay all Taxes due and payable; and (iii) promptly notify Buyer of any income, franchise or similar (or other material) Tax Claim, investigation or audit pending against or with respect to the Company in respect of any Tax matters (or any significant developments with respect to ongoing Tax matters), including material Tax liabilities and material Tax refund claims.

7.3      Cooperation on Tax Matters. Seller and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns of the Company relating to any Pre-Closing Tax Period or Straddle Period, including maintaining and making available to each other all records necessary in connection with Taxes of the Company relating to any Pre-Closing Tax Period or Straddle Period, and in resolving all disputes and audits with respect to all such Pre-Closing Tax Periods and Straddle Periods in accordance with Section 7.7. Buyer recognizes that Seller may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, Buyer agrees that from and after the Closing Date, Buyer shall, and shall cause the Company to, retain and maintain such records and information until the later of: (a) six (6) years following the Closing Date; and (b) the applicable statute of limitations with respect to the Tax for which such records or information relate, and allow Seller to inspect, review and make copies of such records and information as Seller reasonably requests from time to time during normal business hours and after appropriate prior notification. Subject to Section 7.7, Buyer will not file, and will cause the Company not to file, any amended Tax Return, Tax election or change in accounting method, in each case, for any Pre-Closing Period of the Company which would cause an increase in Taxes of the Company for any period for which Seller is liable for the payment of Taxes.

7.4      Preparation and Filing of Pre-Closing Period Tax Returns for the Company. Seller shall, at the cost and expense of Seller, prepare, or cause to be prepared all Pre-Closing Period Tax Returns required to be filed by or on behalf of the Company. All such Pre-Closing Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company, except as required by applicable Law. Drafts of all such Pre-Closing Period Tax Returns shall be delivered to Buyer for its review and approval at least thirty (30) days prior to the Due Date of any such Pre-Closing Period Tax Return; provided, however, that such approval shall not be unreasonably withheld, conditioned or delayed. If Buyer disputes any item on such Pre-Closing Period Tax Return, it shall notify Seller (by written notice within fifteen (15) days of receipt of such draft of such Pre-Closing Period Tax Return) of such disputed item (or items) and the basis for its objection. If Buyer does not object by written notice within such period, the amount of Taxes shown to be due and payable on such Pre-Closing Period Tax Return shall be deemed to be accepted and agreed upon, and final and conclusive, for purposes of this Section 7.4. Buyer and Seller shall act in good faith to resolve any dispute prior to the Due Date of any such Pre-Closing Period Tax Return. If Buyer and Seller cannot resolve any disputed item, the item in question shall be resolved by Neutral Arbitrator as promptly as practicable (in accordance with the provisions of this Section 7.4), whose determination shall be final and conclusive for purposes of this Section 7.4. The Neutral Arbitrator shall be instructed to use every reasonable effort to complete their services within thirty (30) days after submission of the dispute to them and in any case, as soon as practicable after such submission. The fees and expenses of the Neutral Arbitrator in connection with its work pursuant to this Section 7.4 shall be allocated between Buyer, on the one hand, and Seller, on the other hand, in the same proportion that the aggregate amount of the disputed item(s) so submitted to the Neutral Arbitrator that is unsuccessfully disputed by each such Party (as finally determined by the Neutral Arbitrator) bears to the total amount of such disputed items so submitted. Seller shall timely file all such Pre-Closing Period Tax Returns; provided, however, if any such Pre-Closing Period Tax Return is filed after the Closing and Seller is not authorized to execute and file such Pre-Closing Period Tax Return by applicable Law, Buyer shall execute and file (or cause to be filed) such Pre-Closing Period Tax Return (as finally determined pursuant to this Section 7.4) with the appropriate Taxing Authority. Seller shall pay all Pre-Closing Taxes due and payable in respect of all Pre-Closing Period Tax Returns of the Company; provided, however, that if any Pre-Closing Period Tax Return is due after the Closing and is to be filed (or caused to be filed) by Buyer, Seller shall pay (in immediately available funds) to Buyer the amount of all Pre-Closing Taxes due and payable with respect of such Pre-Closing Period Tax Return (determined pursuant to this Section 7.4) no later than three (3) Business Days prior to the earlier of the date such Pre-Closing Period Tax Return is filed or the Due Date of such Pre-Closing Period Tax Return, and Buyer shall timely pay the amount of such Pre-Closing Taxes reflected on such Tax Return, provided further, however, that if Seller has disputed any item on such Pre-Closing Period Tax Return or the determination of the Pre-Closing Taxes in accordance with this Section 7.4 and such dispute has not yet been resolved, Seller shall be obligated at such time to pay only so much of such Pre-Closing Taxes as are not in dispute, and upon the resolution of such dispute, Seller shall promptly pay (in immediately available funds) to Buyer any further amount owing in accordance with this Section 7.4. Amounts required to be paid by Seller pursuant to this Section 7.4 that are not paid on or prior to the date specified herein shall accrue interest at the simple rate of 8% per annum until paid in full. In the event that such Pre-Closing Period Tax Return reflects any refund, the provisions of Section 7.8 (Tax Refunds) shall control.

7.5      Preparation and Filing of Straddle Period Tax Returns for the Company. Buyer shall, at its expense, prepare and timely file, or cause to be prepared and timely filed, all Straddle Period Tax Returns required to be filed by the Company. All Straddle Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company, except as required by applicable Law. Buyer shall deliver or cause to be delivered drafts of all Straddle Period Tax Returns to Seller for its review and approval at least thirty (30) days prior to the Due Date of any such Straddle Period Tax Return and shall notify Seller of Buyer’s calculation of Seller’s share of the Taxes of the Company for such Straddle Period (determined in accordance with Section 7.6); provided, however, that such approval by Seller of any such Straddle Period Tax Returns and such calculations of Seller’s share of the Tax liability for such Straddle Period (determined in accordance with Section 7.6) shall not be unreasonably withheld, conditioned or delayed. If Seller disputes any item on such Straddle Period Tax Return, it shall notify Buyer (by written notice within fifteen (15) days of receipt of such Straddle Period Tax Return and calculation) of such disputed item (or items) and the basis for its objection. If Seller does not object by written notice within such period, such draft of such Straddle Period Tax Return and calculation of Seller’s share of the Taxes for such Straddle Period shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 7.5. Buyer and Seller shall negotiate in good faith to resolve any such dispute prior to the Due Date of such Straddle Period Tax Return. If Buyer and Seller cannot resolve any disputed item, the item in question shall be resolved by the Neutral Arbitrator as promptly as practicable (in accordance with the provisions of this Section 7.5), whose determination shall be final and conclusive for purposes of this Section 7.5. The Neutral Arbitrator shall be instructed to use every reasonable effort to complete their services within thirty (30) days after submission of the dispute to them and in any case, as soon as practicable after such submission. The fees and expenses of the Neutral Arbitrator in connection with its work pursuant to this Section 7.5 shall be allocated between Buyer, on the one hand, and Seller, on the other hand, in the same proportion that the aggregate amount of the disputed item(s) so submitted to the Neutral Arbitrator that is unsuccessfully disputed by each such Party (as finally determined by the Neutral Arbitrator) bears to the total amount of such disputed items so submitted. No later than three (3) Business Days prior to the earlier of the date a Straddle Period Tax Return of the Company is filed or the Due Date of such Straddle Period Tax Return, Seller shall pay (in immediately available funds) to Buyer the amount of all Pre-Closing Taxes required to be paid with respect to such Straddle Period Tax Return (determined pursuant to this Section 7.5); provided, however, that if Seller has disputed any item on such Pre-Closing Period Tax Return or the determination of the Pre-Closing Taxes in accordance with this Section 7.5 and such dispute has not yet been resolved, Seller shall be obligated at such time to pay only so much of such Pre-Closing Taxes as are not in dispute, and upon the resolution of such dispute, Seller shall promptly pay (in immediately available funds) to Buyer any further amount owing in accordance with this Section 7.5. Amounts required to be paid by Sellers to Buyer pursuant to this Section 7.5 that are not paid on or prior to the date specified herein shall accrue interest at the simple rate of 8% per annum until paid in full. In the event that such Straddle Period Tax Return reflects any refund, the provisions of Section 7.8 (Refunds) shall control.

7.6      Computation of Tax Liabilities. To the extent permitted or required, the taxable year of the Company that includes the Closing Date shall close as of the end of the Closing Date. Whenever it is necessary to determine the liability for Taxes for a Straddle Period relating to:

(a)      Taxes not described in Section 7.6(b) (e.g., Taxes imposed on a periodic basis, such as real property and other ad valorem Taxes), the determination of Taxes of the Company for the portion of the Straddle Period ending on and including the Closing Date shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period; and

(b)      (i) Taxes based on the income or receipts for a Straddle Period, (ii) Taxes imposed in connection with any sale or other transfer or assignment of property (including all sales and use Taxes) for a Straddle Period, and (iii) withholding Taxes relating to a Straddle Period, the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by assuming that the Straddle Period consisted of two (2) taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Company for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) will be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

7.7      Tax Contests.

(a)      Buyer shall deliver a written notice to Seller promptly following any demand, Claim, or notice of commencement of a Claim, proposed adjustment, assessment, audit, examination or other administrative or court Proceeding with respect to Taxes of the Company for which Seller may be liable (“Tax Contest”) and shall describe in reasonable detail (to the extent known by Buyer) the facts constituting the basis for such Tax Contest, the nature of the relief sought, and the amount of the claimed Losses (including Taxes), if any (the “Tax Claim Notice”), provided, however, that the failure or delay to so notify Seller shall not relieve Seller of any obligation or liability that Seller may have to Buyer, except to the extent that Seller demonstrates that Seller is materially and adversely prejudiced thereby.

(b)      With respect to Tax Contests for Taxes of the Company for a Pre-Closing Tax Period, Seller may elect to assume and control the defense of such Tax Contest by written notice to Buyer within thirty (30) days after delivery by Buyer to Seller of the Tax Claim Notice. If Seller elects to assume and control the defense of such Tax Contest, Seller: (i) shall bear its own costs and expenses; (ii) shall be entitled to engage its own counsel; and (iii) may (A) pursue or forego any and all administrative appeals, Proceedings, hearings and conferences with any Taxing Authority, (B) either pay the Tax claimed or sue for refund where applicable Law permits such refund suit, or (C) contest, settle or compromise the Tax Contest in any permissible manner; provided, however, that Seller shall not settle or compromise (or take other actions described herein with respect to) any Tax Contest without the prior written consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned); provided, further, that Seller shall not settle or compromise (or take other actions described herein with respect to) any Tax Contest without the prior written consent of Buyer (which consent may be withheld in the sole discretion of Buyer) if such settlement or compromise would reasonably be expected to adversely affect the Tax liability of Buyer or any of its Affiliates (including the Company) for any Tax period ending after the Closing Date. If Seller elects to assume the defense of any Tax Contest, Seller shall: (x) keep Buyer reasonably informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to Buyer of any related correspondence, and shall provide Buyer with an opportunity to review and comment on any material correspondence before Seller sends such correspondence to any Taxing Authority); (y) consult with Buyer in connection with the defense or prosecution of any such Tax Contest; and (z) provide such cooperation and information as Buyer shall reasonably request, and Buyer shall have the right, at its expense, to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Tax Authorities regarding such Tax Contests).

(c)      In connection with any Tax Contest that relates to Taxes of the Company for a Pre-Closing Tax Period that: (i) Seller does not timely elect to control pursuant to Section 7.7(b); or (ii) Seller fails to diligently defend, such Tax Contest shall be controlled by Buyer (and Seller shall reimburse Buyer for all reasonable costs and expenses incurred by Buyer relating to a Tax Contest described in this Section 7.7(c)) and Seller agrees to cooperate with Buyer in pursuing such Tax Contest. In connection with any Tax Contest that is described in this Section 7.7(c) and controlled by Buyer, Buyer shall: (x) keep Seller informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to Seller of any related correspondence and shall provide Seller with an opportunity to review and comment on any material correspondence before Buyer sends such correspondence to any Taxing Authority); (y) consult with Seller in connection with the defense or prosecution of any such Tax Contest; and (z) provide such cooperation and information as Seller shall reasonably request, and, at his own cost and expense, Seller shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Tax Authorities regarding such Tax Contests).

(d)      In connection with any Tax Contest for Taxes of the Company for any Straddle Period, such Tax Contest shall be controlled by Buyer; provided, that Buyer shall not settle or compromise (or take such other actions described herein with respect to) any Tax Contest without the prior written consent of Seller, with such consent not to be unreasonably withheld, conditioned or delayed. Buyer shall: (x) keep Seller informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to Seller of any related correspondence and shall provide Seller with an opportunity to review and comment on any material correspondence before Buyer sends such correspondence to any Taxing Authority); (y) consult with Seller in connection with the defense or prosecution of any such Tax Contest; and (z) provide such cooperation and information as Seller shall reasonably request, and, at its own cost and expense, Seller shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Tax Authorities regarding such Tax Contests).

(e)      Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Contests shall be governed exclusively by this Section 7.7 (and not Section 8.3) .

7.8      Tax Refunds. Buyer may, at its option, cause the Company to elect, where permitted by applicable Law, to carry forward or carry back any Tax attribute carryover that would, absent such election, be carried back to a Pre-Closing Tax Period or Straddle Period. Buyer shall promptly notify Seller of and pay (or cause to be paid) to Seller: (a) any refund of Taxes paid by the Company for any Pre-Closing Tax Period actually received by the Company; or (b) a portion of any refund of Taxes paid by the Company for any Straddle Period (such portion to be allocated consistent with the principles set forth in Section 7.8 hereof) actually received by the Company, in each case, net of any Tax liabilities or increase in Tax liabilities imposed on Buyer or the Company (or any Affiliate thereof) resulting from such refund; provided, however, that Seller shall not be entitled to any refund to the extent such refund relates to a carryback of a Tax attribute from any period ending after the Closing Date. Buyer shall pay (or cause to be paid) the amounts described in the second sentence of this Section 7.8 within thirty (30) days after the actual receipt of the Tax refund giving rise to Buyer’s obligation to make payment hereunder with respect thereto. At the request of Seller, Buyer shall reasonably cooperate with Seller in obtaining any such refunds for which Seller is entitled pursuant to this Section 7.8, including through the filing of amended Tax Returns or refund claims as prepared by Seller, at the expense of Seller; provided, however, that any such amended Tax Return shall be prepared by Seller, Seller shall deliver or cause to be delivered drafts of any such amended Tax Return to Buyer for its review prior to the time such amended Tax Return may be filed and any such amended Tax Return shall be subject to the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed; and provided, further, that Buyer shall not be required to cooperate with Seller in obtaining such refunds (or, notwithstanding anything to the contrary contained herein, consent to the filing of such amended Tax Return) if such refund could reasonably be expected to adversely affect Buyer or the Company (or any Affiliate thereof) in any Straddle Period or Post-Closing Period.

7.9      Adjustments to Purchase Price in Connection With Taxes. Buyer and Seller agree to treat any amounts payable after the Closing by Seller to Buyer (or by Buyer to Seller) pursuant to this Agreement as an adjustment to the Purchase Price, unless a final determination by the appropriate Taxing Authority or court causes any such payment not to be treated as an adjustment to the Purchase Price for Tax purposes.

7.10      Payments in Connection with Taxes. Notwithstanding anything to the contrary contained in this Agreement (but subject to this Article VII), payment by Seller of any amount due related or attributable to Taxes or Tax Returns pursuant to this Agreement shall be made within five (5) Business Days following written notice by Buyer that payment of such amounts to the appropriate Taxing Authority is due (or, in connection with this Agreement, is required to be paid by Seller to Buyer or are the responsibility of Seller in whole or in part); provided, however, that Seller shall not be required to make any payment earlier than three (3) Business Days before it is due (without regard to any extensions for filing the applicable Tax Return) to the appropriate Taxing Authority. Amounts required to be paid by Seller for Taxes, or otherwise, that are not paid on or prior to the date specified herein shall accrue interest at the simple rate of 8% per annum until paid in full.

7.11      Non-Compete.

(a)      Seller hereby acknowledges that (i) in addition to disposing of Seller’s ownership interest in the Shares as set forth in this Agreement, Seller is selling all the goodwill of the Company associated with or attributable to the Shares, (ii) Seller has contributed to the development of the goodwill of the Company, and (iii) the Parties have agreed upon the Purchase Price to specifically include and reflect such sale of goodwill. In consideration of the sale of Seller’s ownership in the Shares, including the sale of all goodwill, Seller agrees that, during the Restricted Period, Seller shall not, and shall cause its affiliates where Seller owns more than a 51% controlling interest in, not to, without the express written consent of Buyer, anywhere within mainland China, compete directly with the products or services sold or offered by the Company. Notwithstanding the restrictions set forth above, nothing herein shall prohibit Seller or any of its Affiliates from making investments in the ordinary course of business in the securities of any Person that are listed on any national stock exchange or NASDAQ.

7.12      Non-Solicitation. Seller agrees that, during the Restricted Period, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, (i) solicit any employee of the Company or any of its controlled Affiliates for employment, or solicit, suggest, induce or encourage any employee of the Company or any of its controlled Affiliates to seek employment or business opportunities other than with the Company or its Affiliates, or (ii) solicit, induce or attempt to induce any customer, consultant, independent contractor, vendor, supplier, or partner of the Company or any of its controlled Affiliates to terminate, diminish, or materially alter in a manner harmful to the Company or any of its controlled Affiliates its relationship or their relationships with the Company or any of its controlled Affiliates.

7.13      Further Assurances. From and after the Closing, as and when required by any Party, each Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, at the requesting Party’s expense, all such further or other actions, as such other Party may reasonably deem necessary or desirable to consummate the Transactions.

7.14      Reserved.

7.15      Proprietary Information. From and after the Closing, Seller shall not disclose or make use of (except to pursue rights under this Agreement), and shall cause all of its Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential or proprietary nature or not generally known to the public with respect to the Business, Buyer or any of its Affiliates (including the Company following the Closing) or the businesses of any of the foregoing (including the financial information, technical information or data relating to the Company’s products and services and the names of customers of the Company, as well as filings and testimony (if any) presented in the course of any proceeding pursuant to Article X and any award and the tribunal’s reasons therefor relating to the same) (such knowledge, information or documents, “Proprietary Information”); provided, however, that the term “Proprietary Information” does not include information that (a) was, is or becomes public knowledge other than through improper disclosure by Seller or an Affiliate of Seller, or (b) is lawfully acquired by Seller or an Affiliate of Seller from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. Seller and its Affiliates may disclose Proprietary Information as requested or required by (y) any applicable Law or (z) oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process; provided, however, that (i) Seller shall give prompt notice of such requirement to Buyer, (ii) Seller or its Affiliates, as applicable, shall disclose only such portion of the Proprietary Information as it is advised by counsel is required to be disclosed, and (iii) if available, Seller or its Affiliates, as applicable, will use its reasonable best efforts to obtain reasonable assurance that confidential treatment will be accorded such disclosed Proprietary Information.

ARTICLE VIII
INDEMNIFICATION

8.1      Indemnification by Seller. Subject to the limitations set forth in this Article VIII, Seller hereby agrees to hold harmless and reimburse Buyer and its successors and assigns and each of the foregoing’s stockholders, officers, directors, employees and agents (collectively, the “Indemnitees”) from and against any and every Claim, action, loss, liability, damage, cost, expense (including reasonable attorneys’ fees), deficiency, penalty, award, judgment, fine, Taxes, notice of violation, notice of liability or charge and any Claims in respect thereof (including amounts paid in settlement and reasonable costs of investigation and legal fees and expenses) (collectively, “Losses”), Indemnitees incur or sustain that are based upon, related to, result from or arise out of:

(a)      any breach or inaccuracy of any representation or warranty of Seller or the Company contained in Article IV of this Agreement;

(b)      any breach of, or failure to perform or observe, any covenant, agreement or obligation to be performed by the Company (to the extent to be performed prior to the Closing) or Seller pursuant to this Agreement;

(c)      any Pre-Closing Taxes; and

(d)      any Company Transaction Costs that are not paid in full prior to the Closing.

8.2      Limitations on Liability.

(a)      Survival. The representations and warranties contained in Article IV of this Agreement shall survive the Closing for the twenty-four (24) month period following the Closing (the “Survival Period”), provided, however, that (i) the Fundamental Representations shall survive and continue indefinitely, (ii) no such limitation will apply in the event that the applicable breach is the result of fraud or intentional misrepresentation and (iii) if written notice of a Claim for Losses based upon breach of an applicable representation or warranty has been given to Seller prior to the expiration of the Survival Period, then the applicable representation(s) and/or warranty(ies) shall survive as to such Claim until such Claim has been fully resolved. The Parties hereto specifically and unambiguously intend that the survival periods that are set forth in this Section 8.2(a) (other than with respect to clause (i) above), for the representations and warranties contained herein shall replace any statute of limitations for such representations or warranties that would otherwise be applicable. Any covenant or agreement contained herein to be performed prior to or after the Closing shall survive the Closing indefinitely.

(b)      Reserved.

(c)      Seller’s Cap. Notwithstanding anything to the contrary in this Article VIII, the total aggregate monetary liability of Seller under this Article VIII shall not exceed (i) the value of the aggregate number of Earn-Out Shares received by Seller pursuant to Section 2.3 or upon conversion of any Promissory Note, as determined using the Applicable Stock Price, and (ii) the principal amount of the Promissory Notes issued to Seller pursuant to Section 2.3, and any accrued interest thereon (collectively in the aggregate, the “Cap”); provided, however, that the Cap shall not apply to limit any Losses arising out of fraud or intentional misrepresentations.

(d)      Duty to Mitigate. Each Indemnitee shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(e)      Exclusive Remedy. Subject to the provisions regarding specific performance set forth in Section 11.8, the remedies set forth in this Article VIII shall be the sole and exclusive remedies of the Parties with respect to this Agreement or any other document required to be delivered hereby or the Transactions contemplated hereby or thereby; provided, however, that in the event of a termination of this Agreement, or if the Closing does not otherwise occur, the Parties reserve all rights and remedies as a result of any breach of this Agreement, except as otherwise provided in this Agreement.

8.3      Third Party Claims.

(a)      In the event that any Third Party Claim is asserted or commenced against a Indemnitee with respect to which such Indemnitee is entitled to indemnification under this Section 8.3, the Indemnitee shall: (A) promptly notify Seller of its existence, setting forth in writing with reasonable specificity the facts and circumstances of which such Indemnitee received notice; and (B) specify the basis hereunder upon which the Indemnitee’s Claim for indemnification is asserted.

(b)      Except as herein provided, the Indemnitee shall not, and Seller shall, have the right to contest, defend, litigate or settle such Third Party Claim, if the defense of a Third Party Claim is so tendered and within thirty (30) days thereafter Seller accepts such tender and acknowledges in writing without qualification its indemnification obligation hereunder, subject only to the limitations on indemnification set forth in this Agreement, including Section 8.2. The Indemnitee shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnitor. Seller shall lose its right to contest, defend, litigate and settle the Third Party Claim if it shall fail to diligently contest the Third Party Claim. So long as Seller has not lost its right to contest, defend, litigate and settle as herein provided, Seller shall have the right to contest, defend and litigate the Third Party Claim and shall have the right to enter into any settlement of any Third Party Claim; provided, that such settlement includes an unconditional written release from all liability in respect of such Third Party Claim; provided, further, that Seller may not enter into any settlement of any Third Party Claim without the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnitee if pursuant to or as a result of such settlement: (A) injunctive or other equitable relief would be imposed against the Indemnitee; (B) such settlement would or could reasonably be expected to lead to any liability or create any financial or other obligation on the part of the Indemnitee; or (C) such settlement would adversely affect the conduct of the Business. Seller shall not be entitled to assume control of a Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnitee if: (X) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment or allegation; (Y) the Third Party Claim seeks injunctive or other equitable relief, or Buyer reasonably believes that the Third Party Claim, if adversely determined, would impair in any respect the financial condition, business, operations, reputation or prospects of Buyer, the Indemnitee, or the Company; or (Z) the interests of the Indemnitee in the Third Party Claim is or can reasonably be expected to be adverse to the interests of Seller. If the Indemnitee has assumed control of the defense of a Third Party Claim pursuant to the foregoing sentence, it shall not agree to any settlement without the consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), provided that Seller has acknowledged in writing without qualification its indemnification obligation hereunder, subject only to the limitations on indemnification set forth in this Agreement, including Section 8.2. Subject to any applicable limitations set forth in Section 8.2, all expenses (including attorneys’ fees) incurred by the Indemnitor in connection with the foregoing shall be paid by Seller. If an Indemnitee is entitled to indemnification against a Third Party Claim, and Seller fails to accept a tender of the defense of a Third Party Claim pursuant to this Section 8.3(b), or if, in accordance with the foregoing, Seller shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnitee shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in reasonable good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnitee deems fair and reasonable. If, pursuant to the preceding sentence, the Indemnitee so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, the Indemnitee shall be reimbursed by Seller for the reasonable attorneys’ fees and other expenses of contesting, defending, litigating and settling the Third Party Claim which are incurred from time to time, promptly following the presentation to Seller of itemized bills for such attorneys’ fees and other expenses, subject, however, to any applicable limitations set forth in Section 8.2. Seller and any Indemnitee shall reasonably cooperate with one another in the contest, defense or litigation of any Third Party Claim.

(c)      Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Contests shall be governed exclusively by Section 7.7 and not this Section 8.3.

8.4      Direct Claims. Any claim by an Indemnitee on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnitee giving the Seller written notice thereof. Such notice by the Indemnitee shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee. Seller shall have fifteen (15) days after Seller’s receipt of such notice to respond in writing to such Direct Claim. During such fifteen (15)-day period, the Indemnitee shall allow Seller and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnitee shall assist Seller’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as Seller or any of its professional advisors may reasonably request. If Seller does not so respond within such fifteen (15)-day period, Seller shall be deemed to have acknowledged and agreed that the applicable Indemnitee is entitled to indemnification hereunder in respect of such Direct Claim.

8.5      Satisfaction of Indemnification Claims. If Seller shall acknowledge and agree in writing, or it is finally determined pursuant to the dispute resolution procedures set forth in Article X hereof, that an Indemnitee is entitled to indemnification hereunder in respect of Losses incurred by such Indemnitee (the date of such acknowledgement and agreement or determination, the “Claim Determination Date”), Seller shall make payment in respect of such Losses within five (5) days following the Claim Determination Date (i) by delivering to such Indemnitee that number of shares of Buyer Stock equal in value to the amount of the Losses to be indemnified hereunder or, at the option of Buyer, (ii) by reducing the principal amount of the Promissory Notes outstanding, and any interest accrued thereon, by the amount of such Losses. Further, at the option of Buyer, the indemnifiable Losses of any Indemnitee may be satisfied by Buyer withholding from any future Earn-Out Share Award to which Seller is entitled that number of Earn-Out Shares equal in value to the amount of the indemnifiable Losses of such Indemnitee. For purposes of calculating the number of shares of Buyer Stock necessary to satisfy the Losses of an Indemnitee as described in this Section 8.5, each share of Buyer Stock shall be valued using the Applicable Stock Price.

8.6      Treatment of Indemnification Payments. For all purposes hereunder, any indemnification payments made pursuant to this Article VIII of this Agreement shall, to the extent permitted by applicable Law, be treated as an adjustment to the Purchase Price.

ARTICLE IX
TERMINATION

9.1      Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a)      By the mutual written consent of Buyer and Seller;

(b)      Automatically upon the termination of the Securities Purchase Agreement;

(c)      By Seller (if none of Seller or the Company are then in breach of any material term of this Agreement), if Buyer shall: (i) fail to perform in any material respect its agreements contained in this Agreement required to be performed on or prior to the Closing Date; or (ii) materially breaches any of its representations, warranties or covenants contained in this Agreement, which failure or breach is not cured within twenty (20) days after Seller has notified Buyer in writing of his intent to terminate this Agreement pursuant to this Section 9.1(c);

(d)      By Seller, upon written notice to Buyer, if the Closing has not occurred on or before January 31, 2016 for any reason other than delay or nonperformance of Seller or the Company;

(e)      By Buyer (if Buyer is not then in breach of any material term of this Agreement), if Seller or the Company shall: (i) fail to perform in any material respect any of its agreements contained in this Agreement required to be performed on or prior to the Closing Date; or (ii) materially breach any of its representations, warranties or covenants contained in this Agreement, which failure or breach is not cured within twenty (20) days after Buyer has notified Seller in writing of Buyer’s intent to terminate this Agreement pursuant to this Section 9.1(e);

(f)      By Buyer, upon written notice to Seller, if the Closing has not occurred on or before January 31, 2016 for any reason other than delay or nonperformance of Buyer; or

(g)      By Seller, on the one hand, or by Buyer, on the other hand, if there shall be any final, non-appealable, order, writ, injunction or decree of any Governmental Authority of competent jurisdiction binding on Seller or the Company, or on Buyer, which prohibits or restrains such other Person from consummating the Transactions.

9.2      Effect on Obligations. In the event of the termination of this Agreement pursuant to Section 9.1, no Party will have any liability under this Agreement to any other Party, except: (a) that nothing herein shall relieve any Party from any liability for any breach of any of the representations, warranties, covenants and agreements set forth in this Agreement; (b) the provisions of Article X and Article XI shall survive such termination; and (c) Buyer, on the one hand, and Seller and the Company, on the other hand, shall be required to continue to comply with the obligations set forth in the NDA pursuant to Section 11.15.

ARTICLE X
DISPUTE RESOLUTION

All disputes arising under this Agreement or any other document referenced in this Agreement, except as provided in Section 2.3, Section 7.4 and Section 7.5, shall be settled in accordance with this Article X; provided, however, that nothing in this Article X shall preclude any Party from seeking injunctive relief in a court of competent jurisdiction in accordance with Section 11.8 hereof.

10.1      Arbitration. The Parties will make a good faith effort to resolve any dispute, controversy or Claim arising out of or relating to this Agreement amongst themselves for a period of thirty (30) days. If the Parties are unable to reach a mutually acceptable resolution of such dispute, controversy or Claim within such thirty (30)-day period, the matter shall be submitted to and settled by binding arbitration administered by the International Centre for Dispute Resolution (“ICDR”) in accordance with its International Arbitration Rules (the “Rules”). If ICDR is unable or unwilling to arbitrate the matter, the matter shall be settled by arbitration conducted in accordance with the Center for Public Resources Rules for Non-administered Arbitration of Business Disputes before a neutral advisor selected by the Center for Public Resources from its National CPR Panel. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The number or arbitrators shall be one (1). The place of arbitration shall be in the New York, New York. The language of the arbitration shall be English.

10.2      Good Faith. The parties covenant and agree that they will participate in any such arbitration in good faith. This Section 10.2 applies equally to requests for temporary, preliminary or permanent injunctive relief, and shall not be deemed to be waived by any action by any Party to seek temporary or preliminary injunctive relief by court proceedings.

10.3      Procedure. In connection with any arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party thereto and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in its discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) Business Days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert. The arbitrator’s decision and award shall be made and delivered within forty-five (45) days of the selection of the arbitrator. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall have the right to require one party to such arbitration to bear all or a portion of the expenses of the other party(ies) to the arbitration.

10.4      Consent to Jurisdiction. Each of the Parties (i) hereby irrevocably submits to the jurisdiction of the state courts in the State of Delaware, any United States District Court of competent jurisdiction and any foreign court of competent jurisdiction for the purpose of enforcing the award or decision in any arbitration proceeding pursuant to Section 10.1 or in any action seeking injunctive relief, and (ii) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any Claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the parties hereto hereby consents to service of process by registered mail pursuant to the notice provisions in Section 11.2. Each of the parties hereto agrees that its submission to jurisdiction and its consent to service of process by mail are made for the express benefit of the other parties hereto. Final judgment against any Party in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

ARTICLE XI
MISCELLANEOUS

11.1      Costs. Regardless of whether the Transactions are consummated, except as otherwise provided in this Agreement, each Party shall be responsible for, and shall bear, its own costs and expenses (including any broker’s or finder’s fees) incurred in connection with this Agreement and the Transactions.

11.2      Notices. Any notice or other communication required or which may be given hereunder shall be ineffective unless given in writing and shall be deemed duly given: (a) when delivered in person; (b) when transmitted via electronic mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid); (c) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid); (d) the day following the date (except if not a Business Day, then the next Business Day) on which the same has been delivered with charges prepaid to a reputable national overnight air courier service; or (e) the third (3rd) Business Day following the day on which the same is mailed by certified (with the sender’s receipt postmarked by a postal employee), registered (in either case, with a copy by ordinary first class mail) or express mail, postage prepaid. All notices or other communications shall be given to the intended recipient as follows:

If to Seller:

Tianjin Enternet Network Technology Limited
Room 305-54, 3rd Floor, D Building
Integrated Services Area, Tianjin Development Zone (South Port Industrial Zone)
Tianjin City, P.R.C.

Attn: Zhang Jie
Email: Jie.Zhang@sunsevenstars.com

With a copy (which shall not constitute notice or such other communication) to:

Shanghai Sun Seven Stars Cultural Development Limited
686 WuZhong Road, Tower D, 9th Floor
Shanghai, China 201103
Attn: Polly Wang
Email: Polly.wang@sunsevenstars.com

If to Buyer:

You On Demand Holdings, Inc.
375 Greenwich Street, Suite 516
New York, New York 10013
Attn: Xuesong Song
Email: Song@cmmobi.com
Fax No.: 86+10-8586-2775

With a copy (which shall not constitute notice or such other communication) to each of:

Cooley LLP
The Grace Building
1114 Avenue of the Americas
New York, New York 10036-7798
Attn: William Haddad
Email: whaddad@cooley.com
Fax No.: (212) 479-6275

and

Cooley LLP
101 California Street, 5th Floor
San Francisco, California 94111-5800
Attn: Garth Osterman
Email: gosterman@cooley.com
Fax No.: (415) 693-2222

The designation of the person to be so notified or the address of such person for the purposes such notice may be changed from time to time by notice hereunder.

11.3      Entire Agreement. This Agreement, together with the Disclosure Schedules any Contract, certificate, instrument, or other document contemplated by this Agreement, constitutes the entire agreement among the Parties concerning the subject matter hereof and supersedes any and all prior written agreements and any and all prior or contemporaneous oral agreements or understandings relating to the subject matter hereof. All negotiations between the Parties are superseded by the documents set forth in the first sentence of this Section 11.3, and there are no representations, warranties, promises, understandings or agreements, oral or written, as to either of the Parties or the Company in relation to the subject matter hereof between the Parties other than those expressly set forth or expressly incorporated herein.

11.4      Waivers and Amendments. Except as otherwise provided herein, this Agreement may not be amended, modified, superseded, canceled, renewed or extended, nor may any term or condition hereof be waived, except by a written instrument or document, which states that it is amending, modifying, superseding, cancelling, renewing, extending, or waiving a term or condition of, this Agreement, as the case may be, signed by Buyer and Seller or, in the case of a waiver, signed by the Party sought to be charged therewith. No waiver by any Party of the breach of any provision hereof shall be deemed to constitute a waiver of any continuing or subsequent breach of such provision or any other provision hereof. No failure or delay by any Party in exercising any right, power, privilege or remedy hereunder will operate as a waiver thereof. The rights and remedies expressly granted hereunder shall be cumulative with respect to, and shall not be deemed to exclude, any other rights and remedies to which any Party shall be entitled at Law or in equity.

11.5      Binding Effect; Assignment. Except as provided below, this Agreement and all of the terms and provisions hereof shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties and their respective successors, assigns, heirs, executors, administrators and personal representatives, except that no assignment of all or any part of this Agreement or any right or obligation hereunder may be assigned by any Party without the prior written consent of other Party (which consent may be withheld in the sole discretion of such other Party), and any attempted assignment without such consent shall be void and of no force or effect. Notwithstanding the foregoing, Buyer may assign its rights and obligations hereunder to any Affiliate without the prior approval of Seller.

11.6      Reserved.

11.7      Governing Law. This Agreement shall be construed in accordance with and governed by the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

11.8      Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in any action instituted in any court having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at Law or in equity. Each Party agrees to waive the defense that a remedy at law would be adequate in any action for specific performance under this Section 11.8.

11.9      Waiver of Jury Trial. EACH OF THE PARTIES WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT, OR ACTION OF ANY PARTY.

11.10      Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

11.11      Agreement Severable. This Agreement shall be deemed to be severable, so that if the application of any provision (or any portion thereof) hereof to any Person or circumstances shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, all remaining provisions hereof shall continue to remain valid and in full force and effect in accordance with their terms, so long as the economic and legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

11.12      Counterparts. This Agreement may be executed and delivered in counterparts (and delivered by facsimile, electronic mail or other electronic exchange), each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall be binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of both of the Parties reflected on this Agreement as the signatories.

11.13      No Third Party Beneficiaries. this Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Indemnitees and their respective heirs, representatives, successors and permitted assigns.

11.14      Public Announcements. None of Buyer, the Company, or Seller (or any of their respective Affiliates) shall make any public announcement or communication or issue any circular in connection with the existence or the subject matter of this Agreement without the prior written approval of all the other Parties (such approval not to be unreasonably withheld, conditioned or delayed). The restriction in this Section 11.14 shall not apply to the extent that the public announcement, communication or circular is required by Law, by any stock exchange or any regulatory or supervisory body or authority of competent jurisdiction to which the Party is subject or submits, whether or not the requirement has the force of law. If this exception applies, the Party making the public announcement or communication or issuing the circular shall use its reasonable efforts to consult with the other parties in advance as to its form, content and timing.

11.15      Confidentiality. That certain Confidentiality and Non-Disclosure Agreement, dated as of August 14, 2015, by and between Seven Stars Media and Entertainment Company and Buyer (the “NDA”) is incorporated herein by reference and shall remain in full force and effect until the earlier of: (a) the Closing; or (b) the date on which the NDA is terminated or expires in accordance with its terms.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF and intending to be legally bound hereby, the Parties have executed this Amended and Restated Share Purchase Agreement as of the date first set forth above.

SELLER:

TIANJIN ENTERNET NETWORK TECHNOLOGY LIMITED

By:	/s/ Bruno Wu
Name:	Bruno Wu
Title:

BUYER:

YOU ON DEMAND HOLDINGS, INC.

By:	/s/ Shane McMahon
Name:	Shane McMahon
Title:	Chairman

[Signature Page to Amended and Restated Share Purchase Agreement]

SCHEDULE 1

HOMES/USERS PASSED

1.

MSO / Cable Digital TV Network: content (including, but not limited to: single films, TV series, programs, channel, etc) included in the basic package or value-added paid package (including value- added package on top of basic package) of local MSO carriers. Homes/Users Passed calculation is based on the number of basic package users plus the number of value-added package subscribers. Homes/Users Passed calculation shall be based on data provided by the MSOs.

2.

IPTV (including but not limited to: the three major telecom carriers, dedicated IPTV, dedicated OTT and controlled public OTT integrated into user systems of telecom carriers, etc): content (including but not limited: to single films, TV series, programs, channels, etc) included in basic package or value-added paid package (including value-added package on top of basic package) of IPTV carriers, either directly or through 3rd party providers. Homes/Users Passed calculation is based on the number of basic package users plus the number of value-added package subscribers. Homes/Users Passed calculation shall be based on data provided by the IPTV carriers and service providers.

3.

Smart TV / Internet TV (including, but not limited to “Home Entertainment Equipment”, such as: independently sold public OTT set-top boxes, game machines, other home entertainment equipment connected with integrated public OTT platforms, etc): content (including but not limited: to single films, TV series, programs, channels, etc) bundled with the Home Entertainment Equipment, or accessible via an APP pre-installed or downloaded onto the Home Entertainment Equipment. Homes/Users Passed will be determined by the number Home Entertainment Equipment units shipped plus the number of times the APP is downloaded. Homes/Users Passed calculation shall be based on data provided by the respective platforms.

4.

Mobile (including but not limited to: handset-makers pre-installed APPs, APP downloads, and mobile video platforms of the three major telecom carriers): contents (including but not limited: to single films, TV series, programs, channels, etc) included in basic package or value-added paid package (including value-added package on top of basic package) of:

a)

For dedicated video platforms of three major telecom carriers: Homes/Users Passed calculation is based on the number of basic package users plus the number of value-added package subscribers of mobile video platforms of the carriers. Homes/Users Passed calculation shall be based on data provided by the mobile video platforms of the telecom carriers.

b)

For handset-makers pre-installed APPs and public APP downloads: Homes/Users Passed will be determined by the number units shipped plus the number of times the APP is downloaded. Homes/Users Passed number calculation shall be based on data provided by the handset-makers and APP providers.

5.

OTT - Paying users of Video Websites: content (including, but not limited to: single films, TV series, programs, channels, etc.) included in basic package or value-added paid package (including value-added package on top of basic package) of paid services provided by partner video websites. Homes/Users Passed calculation is based on number of basic package users plus value- added package subscribers. Homes/Users Passed calculation shall be based on data provided by the video websites.

EXHIBIT A

Company Objectives

•	The Company’s intends to become a new generation leader in pay media in operating a state of the art pay content virtual network operator (VNO).

•

The Company intends the prioritize building business values centering around the content Virtual Network Operator (VNO) with content cloud, ubiquitous distribution and consumer data management and service.

•	The Company intends to develop distribution access to all of China’s cable TV networks, telecom, OTT and mobile platforms.

•

The Company intends to offer a branded pay content service delivered to consumers ubiquitously through all of its platform partners, tracks and shares consumer payments and other behavior data, operates a customer management and data based services and develops mobile social TV based costumer management ecosystem.

•

Through its shareholder and strategic partner Chang Yuan Guo Xun, who is the exclusive digital copy right registration agent authorized by the National Copy Right Bureau, a division of State Administration of Radio, Film and Television, the Company intends to provide exclusive digital copyright registration service for video content, offer a digital rights management (DRM) enabled third party content delivery service with access to all media platform operators.

•	The Company also intends to form partnerships with hundreds of content providers and to develop the capability to provide premium content in film, television, game and video e-commerce content.

•	The Company also intends to expand its unique VNO service outside of mainland China in the near future.

EXHBIIT B

Promissory Note

[attached]